CREDIT AGREEMENT


                                     between


                KANEB PIPE LINE OPERATING PARTNERSHIP, L.P., and
                               ST SERVICES, LTD.,
                                  as Borrowers,

                                       and


                             SUNTRUST BANK, ATLANTA,
                                    as Lender




                    (pound)16,000,000 Term Loan A in Sterling
                       $13,300,000 Term Loan B in Dollars
                       $5,000,000 Term Loan C in Dollars


                                January 29, 1999
















                      PREPARED BY HAYNES AND BOONE, L.L.P.


        TABLE OF CONTENTS

SECTION 1       DEFINITIONS AND TERMS   1
1.1     Definitions     1
1.2     Time References 13
1.3     Other References        13
1.4     Accounting Principles   13

SECTION 2       TERM LOANS      13

SECTION 3       PAYMENT TERMS   14
3.1     Notes and Payments      14
3.2     Payments        14
3.3     Interest Rates  14
3.4     Quotation of LIBOR Rates        14
3.5     Default Rate    15
3.6     Interest Recapture      15
3.7     Interest Calculations   15
3.8     Maximum Rate    15
3.9     Interest Periods        16
3.10    Continuations   16
3.11    Order of Application    16
3.12    Offset  16
3.13    Booking Borrowings      16
3.14    Basis Unavailable or Inadequate for LIBOR Rate  16
3.15    Additional Costs        17
3.16    Change in Laws  18
3.17    Funding Loss    18
3.18    Joint and Several Liability     18
3.19    Introduction of the Euro        19

SECTION 4       SECURITY        20
4.1     Guaranty        20
4.2     Collateral      20
4.3     Additional Security and Guaranties      21
4.4     Collateral Documentation        21

SECTION 5       CONDITIONS PRECEDENT    21

SECTION 6       REPRESENTATIONS AND WARRANTIES  21
6.1     Purpose of Credit Facility      21
6.2     Existence, Good Standing, and Authority 22
6.3     Subsidiaries    22
6.4     [INTENTIONALLY BLANK]   22
6.5     Authorization and Contravention 22
6.6     Binding Effect  22
6.7     Financial Statements    23
6.8     Litigation      23
6.9     Taxes   23
6.10    Environmental Matters   23
6.11    Employee Plans  23
6.12    Properties; Liens       23
6.13    Government Regulations  24
6.14    Affiliate Transactions  24
6.15    Debt Cross Defaults     24
6.16    Material Agreements     24
6.17    Insurance       24
6.18    Labor Matters   24
6.19    Solvency        24
6.20    Trade Names     25
6.21    Intellectual Property   25
6.22    Y2K Issue       25
6.23    Full Disclosure 25

SECTION 7       AFFIRMATIVE COVENANTS   25
7.1     Items to be Furnished   25
7.2     Use of Proceeds 27
7.3     Books and Records       27
7.4     Inspections     27
7.5     Taxes   27
7.6     Payment of Obligations  28
7.7     Expenses        28
7.8     Maintenance of Existence, Assets, and Business  28
7.9     Insurance       28
7.10    Preservation and Protection of Rights   28
7.11    Environmental Laws      28
7.12    Subsidiaries    29
7.13    Indemnification 29

SECTION 8       NEGATIVE COVENANTS      29
8.1     Taxes   29
8.2     [INTENTIONALLY BLANK]   29
8.3     Employee Plans  29
8.4     Funded Debt     29
8.5     Liens   30
8.6     Affiliate Transactions  31
8.7     Compliance with Laws and Documents      32
8.8     Loans, Advances, and Investments        32
8.9     Distributions   32
8.10    Asset Transfers 34
8.11    Dissolutions, Mergers, and Consolidations       35
8.12    Assignment      35
8.13    Fiscal Year and Accounting Methods      36
8.14    New Businesses  36
8.15    Government Regulations  36

SECTION 9       FINANCIAL COVENANTS     36
9.1     Current Ratio   36
9.2     Tangible Net Worth      36
9.3     Leverage Ratio  36
9.4     Fixed Charges Coverage Ratio    36

SECTION 10      DEFAULT 36
10.1    Obligation      37
10.2    Covenants       37
10.3    Debtor Relief   37
10.4    Misrepresentation       37
10.5    Judgments and Attachments       37
10.6    Certain Debt    37
10.7    Default Under Other Agreements  37
10.8    Validity and Enforceability of Loan Papers      38
10.9    Change of Control       38
10.10   KPC Merger or Consolidation     38

SECTION 11      RIGHTS AND REMEDIES     38
11.1    Remedies Upon Default   38
11.2    KPP Company Waivers.    38
11.3    Performance by Lender   38
11.4    Not in Control  39
11.5    Course of Dealing       39
11.6    Cumulative Rights       39
11.7    Application of Proceeds 39
11.8    Diminution in Value of Collateral       39
11.9    Certain Proceedings     39
11.10   Judgment Currency       39

SECTION 12      MISCELLANEOUS   40
12.1    Nonbusiness Days        40
12.2    Communications  40
12.3    Form and Number of Documents    40
12.4    Exceptions to Covenants 40
12.5    Survival        40
12.6    Governing Law   41
12.7    Invalid Provisions      41
12.8    Venue; Service of Process; Jury Trial   41
12.9    Amendments, Consents, Conflicts, and Waivers    41
12.10   Multiple Counterparts   42
12.11   Successors and Assigns; Syndication     42
12.12   Discharge Only Upon Payment in Full;
        Reinstatement in Certain Circumstances     42
12.13   Entirety        42






        SCHEDULES AND EXHIBITS

Schedule 5      Closing Documents
Schedule 6.2    Jurisdictions of Organization and Business
Schedule 6.3    Organizational Structure
Schedule 6.8    Litigation
Schedule 6.10   Environmental Matters
Schedule 6.16   Material Agreements
Schedule 6.20   Trade Names
Schedule 9.9    Insurance
Schedule 9.8    Permitted Investments


Exhibit A-1     Term Loan A Note
Exhibit A-2     Term Loan B Note
Exhibit A-3     Term Loan C Note
Exhibit B       Guaranty
Exhibit C-1     Supplement to Collateral Trust and Intercreditor Agreement
Exhibit C-2     Third Amendment to Stock Pledge Agreement
Exhibit C-3     Fourth Modification to First Amended and Restated
                Mortgage and Security Agreement
Exhibit D-1     Notice of Continuation
Exhibit D-2     Compliance Certificate
Exhibit D-3     Financial Statements Certificate
Exhibit E       Opinion of Counsel

                                CREDIT AGREEMENT


THIS AGREEMENT is entered into as of January 29, 1999, between KANEB PIPE LINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Borrower KPOP"), ST SERVICES, LTD., an English company that is a wholly owned Subsidiary of Borrower KPOP ("Borrower ST"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation ("Lender").
Terms used in this agreement are defined in Section 1.

A. Borrower ST and Borrower KPOP (collectively, "Borrowers") have requested that Lender make the following term loans:

(1) To Borrower ST and Borrower KPOP jointly, a (pound)16,000,000 term loan (the "Term Loan A"), denominated in Sterling, to be used by Borrowers in the acquisition from GATX Terminals Corporation of six terminals located in the United Kingdom (the "GATX Terminals").

(2) To Borrower KPOP, the Dollar Equivalent of an (pound)8,000,000 term loan (the "Term Loan B"), denominated in Dollars also to be used by Borrower KPOP in the acquisition from GATX Terminals.

(3) To Borrower KPOP, a $5,000,000 term loan (the "Term Loan C"), denominated in Dollars, to be used by Borrower KPOP for general corporate purposes.

B. Borrower KPOP is the borrower under the Chase Credit Agreement and the Note Agreements, the indebtedness from time to time owed under which are or will be, as provided in the Intercreditor Agreement, pari passu guaranteed by all Restricted Companies and secured by all Collateral.

C. Lender has agreed to make Term Loan A, Term Loan B, and Term Loan C (collectively, the "Term Loans") upon the terms and conditions of this agreement, including the conditions that the Obligation shall at all times be (on a pari passu basis with the indebtedness from time to time owed under the Chase Credit Agreement, the Note Agreements, and the Chase Revolving Note and as provided in the Intercreditor Agreement) (1) guaranteed by all Restricted Companies and (2) secured by all Collateral effective (a) in respect of Term Loan A and Term Loan B, as a condition precedent to the making of those Term Loans, and (b) in respect of Term Loan C, upon that Term Loan satisfying all of the conditions to being Qualifying Debt as defined in the Chase Credit Agreement and the Note Agreements.

ACCORDINGLY, for adequate and sufficient consideration, Borrowers and Lender agree as follows:

SECTION  1  DEFINITIONS  AND  TERMS.

1.1 Definitions. As used in the Loan Papers:

Affiliate of a Person means any other individual or entity who (directly or indirectly through ownership, voting securities, contract, or otherwise) controls, is controlled by, or under common control with that Person. For purposes of this definition (a) "control" or similar terms mean the power to direct or cause the direction of management or policies of that Person, but (b) none of the KPP Companies or Restricted Subsidiaries at any time are "Affiliates" of each other.

Base Rate means, for any day, the higher of either (a) the Prime Rate for that day or (b) the sum of the Federal Funds Rate for that day plus 0.50%, with each change in any interest rate provided for in this agreement based upon the Base Rate resulting from a change in the Base Rate taking effect at the time of that change in the Base Rate.

Base Rate Borrowing means a Borrowing bearing interest at the Base Rate.

Borrower KPOP is defined in the introductory paragraph of this agreement.

Borrower ST is defined in the introductory paragraph of this agreement and is a wholly owned Subsidiary of STOP.

Borrowers is defined in the recitals to this agreement.

Borrowing means any amount disbursed (a) by Lender to either Borrower under the Loan Papers, either as an original disbursement of funds or the continuation of an outstanding amount or (b) by Lender in accordance with, and to satisfy the obligations of any KPP Company under, any Loan Paper.

Business Day means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by Law to be closed in Georgia or New York and (b) for purposes of any LIBOR Rate Borrowing, a day when commercial banks are open for international business in London.

Chase means Chase Bank of Texas, National Association, in its individual banking capacity.

Chase Credit Agreement means the Credit Agreement dated as of December 22, 1994, between Borrower KPOP, certain lenders, Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association), acting as agent for those lenders.

Chase Revolving Note means the Revolving Promissory Note With Agreement dated as of February 1, 1999, between Borrower KPOP and Chase, in the stated principal amount of $15,000,000.

Closing Date means February 1, 1999.

Code means the Internal Revenue Code of 1986.

Collateral means all types and items of property described as collateral in the Security Documents.

Collateral Trustee means, at any time, Texas Commerce Bank National Association (or its successor appointed under the Intercreditor Agreement) acting as collateral trustee under the Intercreditor Agreement, Mortgage, and Pledge Agreement.

Compliance Certificate means, for any Person, a certificate substantially in the form of Exhibit D-2 and signed by a Responsible Officer of that Person.


Current Financials means, for KPP or Borrower KPOP, as the case may be (a) either (i) their respective consolidated Financial Statements for the year ending December 31, 1997, together with their Financial Statements for the portion of the fiscal year ending on September 30, 1998, or (ii) at any time after their respective annual Financial Statements are first delivered under
Section 7.1, their annual consolidated Financial Statements then most recently delivered to Lender under Section 7.1, together with their quarterly Financial Statements then most recently delivered to Lender under Section 7.1, but (b) does not include the results of operation and cash flows for any Company for the time period before it becomes a member of KPP's or KPOP's, as the case may be, consolidated group except for any periods for which that Company's Financial Statements were audited by an accounting firm reasonably acceptable to Lender.

Debt -- for any Person, at any time, and without duplication -- means (a) any obligation of that Person either for borrowed money or incurred for the purchase price of assets or services, (b) any indebtedness or obligation secured by or constituting a Lien on property of that Person, whether or not that Person is directly liable for that indebtedness or obligation, (c) the face amount of all letters of credit, bankers' acceptances, or similar facilities, whether drawn or undrawn, for which that Person is the account party, (d) every lease obligation that should under GAAP be reflected on that Person's balance sheet as a capitalized-lease obligation, (e) the net amount payable by that Person for settlement of all interest-rate swaps or similar arrangements (based on the assumption that each such swap or similar arrangement terminated) as of the end of the most-recently-ended-fiscal quarter of that Person, and (f) all Guaranty Liabilities of that Person in respect of Debt of any other person or entity.

Debtor Laws means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, fraudulent transfer or conveyance, or similar Laws generally affecting creditors' Rights applicable in any jurisdiction in the United States or the United Kingdom.

Default is defined in Section 10.

Default Rate means, for any day, an annual interest rate equal from day to day to the lesser of either (a) the Maximum Rate or (b) the sum of 2.0% plus:

(i) for a LIBOR Rate Borrowing either (A) the LIBOR Rate then in effect for that Borrowing until the end of its current Interest Period or (B) the Base Rate thereafter;

(ii) for a Base Rate Borrowing, the Base Rate; and

(iii)   for a Fixed Rate Borrowing, the Fixed Rate.

Distribution, for any shares of any capital stock, partnership units or interests, or other equity securities or interests (for purposes of this definition, "securities") issued by a Person, means (a) the retirement, redemption, purchase, or other acquisition for value of those securities, (b) the declaration or payment of any dividend or other distribution with respect to those securities, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities, and (d) any other payment by that Person with respect to those securities.

Dollars and the symbol $ mean lawful currency of the United States of America.


Dollar  Equivalent,  on any day, means (a) any amount denominated in Dollars and
(b) for any amount denominated in Sterling, the equivalent in Dollars of an amount of Sterling, determined at the rate of exchange quoted by Lender at approximately 10:00 a.m. (Atlanta, Georgia time) on that day to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of that amount of Sterling with Dollars.

EBITDA -- for any Person, for any period, and without duplication -- means the sum of net income plus (to the extent actually deducted in calculating net income) deferred Taxes, depreciation, amortization, and cash interest payments on Debt (including the interest portion of capitalized leases).

(a) For the purpose of determining whether Funded Debt may be assumed or incurred in connection with the purchase of assets of any Person or in connection with a merger or consolidation, and of determining the ratios described in Sections 9.3 and 9.4:

(i) the determination of consolidated EBITDA for any 12-calendar-month period includes the consolidated EBITDA attributable solely to the assets or Person that has been or is proposed to be purchased or merged or consolidated with for that period, after elimination of the portions of earnings included in that consolidated EBITDA that are or may be attributable to (A) operations to be discontinued, (B) sources of revenues that are unavailable to the KPP Companies after the purchase, merger, or consolidation, (C) the gain (net of any Tax effect) resulting from the sale of any capital assets other than in the ordinary course of business, (D) the total amount of unusual or nonrecurring gains (net of any Tax effect), and (E) other adjustments (such as additional or increased expenses) appropriate to reflect the earnings that would have been realized by the KPP Companies had the purchase of property or Person or the merger or consolidation occurred at the inception of that period; only if

(ii) KPP's chief financial officer provides to Lender a certificate, in form and substance acceptable to Lender, reflecting the determination of the earnings so attributable to that property or Person, which certificate must specifically be based upon, reference and attach either (A) audited Financial Statements that reflect the earnings figures used in that determination and any other source of information used in that certificate or (B) unaudited Financial Statements that reflect the earnings figures used in that determination, which must be prepared in accordance with GAAP (and be accompanied by a certificate of that chief financial officer certifying that they were so prepared), be in form and detail (and otherwise) acceptable to Lender in its reasonable discretion.

(b) For purposes of this definition, the term net income in respect of KPP and its Subsidiaries excludes (i) portions of earnings properly attributable to minority interests (but without excluding the portion of earnings attributable to KPC's 1% general partnership ownership in Borrower KPOP), (ii) the loss or earnings of any Subsidiary that is not consolidated with KPP for financial reporting purposes, (iii) except as otherwise expressly provided, the loss or earnings of any Subsidiary for the period before it became a Subsidiary, (iv) the loss or gain of any sale of any capital assets other than in the ordinary course of business, and (iv) all nonrecurring losses or gains (net of any Tax effect).

Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by any KPP Company.

Environmental Law means any Law that relates to the pollution or protection of the environment or to Hazardous Substances.

ERISA means the Employee Retirement Income Security Act of 1974.

Federal Funds Rate means, for any day, the annual interest rate (rounded upward, if necessary, to the nearest 0.001%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if that day is not a Business Day, then the Federal Funds Rate for that day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for that day shall be the average rate quoted to the Lender on that day on such transactions.

Financial Hedge means a swap, collar, floor, cap, or other contract between a Borrower and Lender or another Person reasonably acceptable to Lender which is intended to reduce or eliminate the risk of fluctuations in interest rates and which is legal and enforceable under applicable Law.

Financial Statements, for a Person, means balance sheets, profit and loss statements, reconciliations of capital and surplus or partners' capital accounts, and statements of cash flow prepared (a) according to GAAP, (b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidated basis if that Person had any consolidated Subsidiaries during the applicable period.

Fixed Rate means an annual interest rate of 7.14%.

Fixed Rate Borrowing means Term Loan A bearing interest at the Fixed Rate.

Financial Statements Certificate means a certificate substantially in the form of Exhibit D-3.

Funded Debt -- for any Person, at any time, and without duplication -- means (a) any obligation (including, without limitation, the scheduled current portion of that obligation) of that Person (i) either for borrowed money or incurred for the purchase price of assets or services and (ii) which has a final maturity of (or is renewable or extendable at that Person's option to a final maturity beyond) one year or more from the date that obligation was incurred, (b) any indebtedness or obligation secured by or constituting a Lien on property of that Person, whether or not that Person is directly liable for that indebtedness or obligation, (c) the face amount of all letters of credit, bankers' acceptances, or similar facilities, whether drawn or undrawn, for which that Person is the account party and which have a final maturity of one year or more from the date of issuance or creation, as the case may be, (d) every lease obligation that should under GAAP be reflected on that Person's balance sheet as a capitalized-lease obligation, (e) the net amount payable by that Person for settlement of all interest-rate swaps or similar arrangements (based on the assumption that each such swap or similar arrangement terminated) as of the end of the most-recently- ended-fiscal quarter of that Person, and (f) all Guaranty Liabilities of that Person in respect of Funded Debt of any other person or entity.

Funding Loss means:


(a) In respect of any LIBOR Rate Borrowing, any loss or expense that Lender reasonably incurs because Borrower KPOP (i) fails or refuses (for any reason whatsoever other than a default by Lender) to take that Borrowing on the Closing Date or (ii) prepays or pays that Borrowing or that Borrowing is converted under this agreement for any reason to the Base Rate, in each case, before the last day of its Interest Period; and

(b) In respect of a Fixed Rate Borrowing, the loss that Lender is deemed to have incurred because either Borrower prepays Term Loan A before its stated maturity, which loss shall be calculated by Lender to be equal to the amount, if any, that Term Loan A is exceeded by an amount, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded down), at which the gross redemption yield on Term Loan A (if it were to be purchased at such price on the [third dealing day before] the date of the prepayment) would equal the gross redemption yield on such dealing day of 9-3/4% United Kingdom Treasury Stock due August 27, 2002 or (if that stock is no longer in issue) of such other United Kingdom government stock as Lender (with the advice of any combination of three leading brokers operating in the gilt-edged market, gilt-edged market makers, or such other three persons operating in the gilt-edged market as Lender may approve) shall determine to be appropriate (i.e., the "reference security") as quoted on Bloomberg's Page BSUK at 2:00 p.m.( London, England, time or 9:00 a.m. New York time) (and for purposes of this provision, the term "gross redemption yield" on Term Loan A and the reference security shall be expressed as a percentage and calculated on the basis indicated by the Joint Index and Classification Committee of the Institute and Faculty of Actuaries as reported in the Journal of the Institute of Actuaries, Vol. 105, Part 1, 1978 Page 18 or on such other basis as Lender may approve).

GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

Guarantors means KPP, STS, STOP, STI, STP, STH, Borrower ST, STE, and any other Restricted Subsidiary or other Person that now or in the future guaranties the Obligation.

Guaranty means the Guaranty substantially in the form of Exhibit B.

Guaranty Liability -- of any Person, at any time, and without duplication -- means (a) any guarantee or endorsement by that Person of obligations of any other person or entity (other than endorsements for purposes of collection in the ordinary course of business), (b) any obligation of that Person to purchase goods, services, notes, or securities for the purpose of supplying funds for the purchase, payment, or satisfaction of (or measured by) any obligations of any other person or entity, (c) any other contingent obligation of that Person in respect of, or to purchase or otherwise acquire or service, obligations of, any other person or entity, (d) any obligation of that Person, whether or not contingent, in respect of the obligations of a general or limited partnership of which that Person is a general partner (unless the holder of that obligation has agreed to waive all recourse to that Person for that obligation), and (e) every obligation of that Person for obligations of any other person or entity if that Person has in effect guaranteed by an agreement (contingent or otherwise) to (i) make a loan, advance, or capital contribution to, or other investment in, that other person or entity for the purpose of assuring or maintaining a minimum equity, asset base, working capital, or other balance sheet condition for that other person or entity on any date, (ii) provide funds for the payment of any liability, dividend, or stock liquidation payment of or by that other person or entity, or (iii) otherwise supply funds to or in any manner invest in that other person or entity for that purpose.


Hazardous Substance means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or (b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

Insignificant Subsidiary means, with respect to any Person, a Subsidiary that contributes less than 5% of its parent's consolidated EBITDA, except that (a) if all of the Subsidiaries that would have otherwise been "Insignificant Subsidiaries" of a common parent collectively contribute 5% or more of the parent's consolidated EBITDA, then none of those Subsidiaries are "Insignificant Subsidiaries," and (b) no KPP Company or Restricted Subsidiary is ever an "Insignificant Subsidiary" under any circumstances.

Intercreditor Agreement means the Collateral Trust and Intercreditor Agreement dated as of December 22, 1994, between the lenders and agent under the Chase Credit Agreement, Noteholders, and Collateral Trustee, consented to by each KPP Company.

Interest Period is determined in accordance with Section 3.9.

KPC means Kaneb Pipe Line Company, a Delaware corporation.

KPC Companies means KPC and its Subsidiaries (other than its Insignificant Subsidiaries).

KPP means Kaneb Pipe Line Partners, L.P., a Delaware limited partnership.

KPP Companies means KPP, Borrower KPOP, STS, STOP, STI, STP, STH, Borrower ST, and STE.

KPP Partnership Agreement means the Amended and Restated Agreement of Limited Partnership of Kaneb Pipe Line Partners, L.P., dated September 18, 1995, a certified copy of which has been delivered to Lender under Schedule 5.

KSI means Kaneb Services, Inc., a Delaware corporation.

KSI Companies means KSI and its Subsidiaries (other than its Insignificant Subsidiaries).

Laws  means  all  applicable  statutes,  laws,  treaties,   ordinances,   rules,
regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

Lender is defined in the introductory paragraph of this agreement.

Lender Liens means Liens in favor of Lender or in favor of Collateral Trustee and securing any of the Obligation, which Liens are, unless otherwise specified, subject to the Intercreditor Agreement until it has been terminated.


LIBOR Rate means, for a LIBOR Rate Borrowing and its Interest Period, the sum of
(a) 0.75% plus (b) the quotient of (i) the annual interest rate for deposits in Dollars of amounts equal or comparable to the principal amount of that LIBOR Rate Borrowing offered for a term comparable to that Interest Rate, which rate appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) two Business Days before the beginning of that Interest Period or, if no such offered rates appear on such page, then the rate used for that Interest Period shall be the arithmetic average (rounded upwards, if necessary, to the next higher 0.001%) of rate offered by Lender to not less than two major banks in New York, New York at approximately 10:00 a.m. (Atlanta, Georgia time) two Business Days before the beginning of that Interest Period for deposits in Dollars in the London interbank market of amounts equal or comparable to the principal amount of that LIBOR Borrowing offered for a term comparable to that Interest Period, divided by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. The rate so determined in accordance herewith shall be rounded upwards to the nearest multiple of 0.001%, and the term "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Markets Service, Inc. (or such other page as may replace Page 3750 on that service or another service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars).

LIBOR Rate Borrowing means a Borrowing bearing interest at the LIBOR Rate.

LIBOR Reserve Percentage means, any Interest Period with respect to a LIBOR Rate Borrowing, the reserve percentage applicable to that Interest Period (or, if more than one such percentage shall be so applicable, then the daily average of such percentages for those days in that Interest Period during which any such percentage shall be applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) for Lender with respect to liabilities or assets consisting of or including "eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) having a term equal to that Interest Period.

Lien means, with respect to any asset, any Right or interest in that asset of a creditor to secure obligations, indebtedness, or claims owed to that creditor or any other arrangement with that creditor that provides for the payment of that obligation, indebtedness, or claim out of that asset or which allows that creditor to have that obligation, indebtedness, or claim satisfied out of that asset in priority to the general creditors of any owner of it, including, without limitation (a) any lien, mortgage, security interest, pledge, deposit, production payment, Rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent to it, Tax lien, mechanic's or materialman's lien, any other charge or encumbrance for security purposes, whether arising by Law or agreement, or otherwise, and (b) any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien otherwise described above, regardless of whether that financing statement is filed, registration is made, or arrangement or action is undertaken before or after the Lien exists.

Litigation means any action by or before any Tribunal.

Loan Papers means (a) this agreement, certificates and reports delivered under this agreement, and exhibits and schedules attached to this agreement, (b) the Notes, the Security Documents, and all other agreements, documents, and instruments in favor of Lender ever delivered under this agreement, (c) any Financial Hedge between a Borrower and Lender, and (d) all renewals, extensions, refinancings, and restatements of, and amendments and supplements to, any of the foregoing.


Material Adverse Event means any circumstance or event that, individually or collectively, reasonably is expected to result in any (a) impairment of the ability of any party (other than Lender) to any Loan Paper to perform any of its payment or other material obligations under any Loan Paper or the ability of Lender to enforce any of those obligations or any of its Rights under the Loan Papers, (b) material and adverse effect on the financial condition of the KPC Companies as a whole as represented to Lender in the Current Financials, (c) material and adverse effect on any part of the Collateral having a fair market value of at least $5,000,000 at such time, or (d) Default or Potential Default.

Material Agreement means, for any Person, any agreement (excluding purchase orders for material or inventory in the ordinary course of business) to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days notice without liability for further payment other than nominal penalty, and that requires that Person to pay more than $5,000,000 during any 12-month period.

Maximum Amount and Maximum Rate respectively mean, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, the Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

Mortgage means the First Amended and Restated Mortgage and Security Agreement (And Financing Statement and Fixture Filing) executed and delivered KPP, Borrower KPOP, and Collateral Trustee.

Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Person (that for purposes of Title IV of ERISA, is a member of Borrower KPOP's controlled group or is under common control with Borrower KPOP within the meaning of Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

1994 Note Agreements mean the six Note Purchase Agreements dated as of December 22, 1994, between KPP, Borrower KPOP, STS, STOP, and each 1994 Noteholder, collectively providing for the issuance by Borrower KPOP of its First Mortgage Notes in the total stated principal amount of $27,000,000 and the issuance by STI of its First Mortgage Notes in the total stated principal amount of $33,000,000.

1994 Noteholders means American General Life Insurance Company, Merit Life Insurance Company, MONY Life Insurance Company of America, The Mutual Life Insurance Company of New York, Principal Mutual Life Insurance Company, and The Variable Annuity Life Insurance Company, together with the successor holders of notes issued under the 1994 Note Agreements.

1996 Note Agreements mean the five Note Purchase Agreements dated as of June 27, 1996, between KPP, Borrower KPOP, STS, STOP, STI, STP, STH, and each 1996 Noteholder, collectively providing for the issuance by Borrower KPOP of its First Mortgage Notes in the total stated principal amount of $68,000,000.

1996 Noteholders means Metropolitan Life Insurance Company, Provident Life and Accident Insurance Company, Pacific Mutual Life Insurance Company, AID Association for Lutherans, and American General Life Insurance Company, together with the successor holders of notes issued under the 1996 Note Agreements.

Note means Term Loan A Note, Term Loan B Note, and Term Loan C Note.

Noteholders means the 1994 Noteholders and the 1996 Noteholders.


Note Agreements means the 1994 Note Agreements and the 1996 Note Agreements.

Notice of Continuation means a notice substantially in the form of Exhibit D-1.

Obligation means all present and future indebtedness, liabilities, and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to Lender by any Person under any Loan Paper, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all reasonable attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers or in connection with the protection of Rights under the Loan Papers.

PBGC means the Pension Benefit Guaranty Corporation.

Permitted-Funded  Debt means,  at any time,  Funded Debt permitted under Section
8.4.

Permitted Investments means those items described on Schedule 8.8.

Permitted Liens means, at any time, the Lenders Liens and other Liens permitted under Section 8.5.

Permitted  Transfer  means,  at any time, the Transfers  permitted under Section
8.10.

Person means any individual, Tribunal, or other entity.

Pledge Agreement means the Stock Pledge Agreement dated as of December 22, 1994, and executed and delivered by Borrower KPOP in favor of Collateral Trustee.

Potential Default means the occurrence of any event or existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

Prime Rate means, for any day, the annual interest rate designated from time to time by Lender at its principal office in Atlanta, Georgia, to be its prime rate, which rate of interest may not be the lowest rate available to customers of the Lender, with any change in the Prime Rate to be effective as of the date of that change.

Principal Debt means, at any time, the unpaid principal balance of all Borrowings.

Qualifying Debt means, at any time, Funded Debt for money borrowed by Borrower KPOP with respect to which all of the following are true:

(a) that Debt is permitted to be incurred under Section 8.4(c) at the time it is incurred;

(b) that Debt is permitted to be incurred by the terms of, or a prior written consent or waiver under, each agreement, document, or instrument governing other Debt of any KPP Company or any of their Subsidiaries;

(c) that Debt is permitted to be pari passu secured with all other Debt that is secured by the Collateral by the terms of, or a prior written consent or waiver under, each agreement, document, or instrument governing all Debt that is secured by the Collateral;

(d) each of the one or more initial holders of that Debt (i) is either a commercial bank chartered under (or duly authorized to operate a branch in the United States under) the Laws of the United States of America or any of its states or an insurance company or commercial finance company organized under the Laws of any such state, and (ii) has capital and surplus in excess of $100,000,000 at the time it becomes the holder of that Debt;

(e) that Debt is not guarantied in any manner by any Person and is not secured by any Lien unless any that guaranty or Lien concurrently pari passu assures and secures the Obligation; and

(f) Borrower KPOP has delivered to Lender a certificate (in form and substance acceptable to Lender) of a Responsible Officer of KPC at least 30 days before the incurrence of that Debt certifying that (i) Borrower KPOP intends to secure that Debt with the Collateral and (ii) the Debt complies with each of the provisions of this definition in order to constitute "Qualifying Debt."

Representatives   means   representatives,   officers,   directors,   employees,
attorneys, accountants, and agents.

Responsible Officer of a Person means its chairman, president, chief executive officer, chief financial officer, or treasurer.

Restricted Subsidiary means, at any time, each Subsidiary of KPP other than those that KPP has designated -- by a certificate of its chief financial officer executed and delivered to Lender in form and substance acceptable to Lender -- as not being a Restricted Subsidiary, which KPP may do from time to time and at any time so long as (a) Borrower KPOP, STS, STOP, STI, STP, STH, Borrower ST, STE, and any other Subsidiary ever designated by KPP as a Restricted Subsidiary is always a Restricted Subsidiary for purposes of this agreement and (b) immediately after that designation, no Default or Potential Default exists and $1.00 of additional Funded Debt could be incurred under Section 8.4.

Rights means rights, remedies, powers, privileges, and benefits.

Security Documents means, collectively, the Intercreditor Agreement, Pledge Agreement, and Mortgage and any other document, financing statements, and stock powers creating or perfecting Lender Liens.

Series Guaranties means the "Guaranties," as that term is defined in the Note Agreements as in effect on the date of this agreement.

Series Notes means the "Notes," as that term is defined in the Note Agreements as in effect on the date of this agreement.

Solvent means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses as currently, or proposed to be, conducted.

STE means ST Eastham, Ltd., an English company that is a wholly owned Subsidiary of Borrower ST.

Sterling and the symbol (pound) means the lawful currency of the United Kingdom.

STH means StanTrans Holdings, Inc., a Delaware corporation that is a wholly owned Subsidiary of STI.

STI means StanTrans, Inc., a Delaware corporation that is a wholly owned Subsidiary of STS.

STOP means Support Terminals Operating Partnership, L.P., a Delaware limited partnership, of which Borrower KPOP is a 99% limited partner and STS is a 1% general partner.

STP means StanTrans Partners, L.P., a Delaware limited partnership, of which STH is a 99% limited partner and STI is a 1% general partner.

STS means Support Terminal Services, Inc., a Delaware corporation that is a wholly owned Subsidiary of Borrower KPOP.

Subsidiary of any Person means any entity of which at least 50% (in number of votes) of the stock, partnership, or equivalent interests is owned of record or beneficially, directly or indirectly, by that Person.

Tangible Net Worth, for any Person and at any time, means the sum of (a) stockholders' equity or partner capital accounts, as the case may be, as shown on a balance sheet, minus (b) treasury stock, if applicable, minus (c) any surplus resulting from the write-up of assets, minus (d) goodwill, including, without limitation, any amounts representing the excess of the purchase price paid for acquired assets, stock, or partnership interests over the book value assigned to them, minus (e) patents, trademarks, service marks, trade names, and copyrights, minus (f) other intangible assets.

Taxes means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

Term Loan A is defined in the recitals to this agreement.

Term Loan A Note means the note substantially in the form of Exhibit A-1.

Term Loan B is defined in the recitals to this agreement.

Term Loan B Note means the note substantially in the form of Exhibit A-2.

Term Loan C is defined in the recitals to this agreement.

Term Loan C Note means the note substantially in the form of Exhibit A-3.

Term Loans is defined in the recitals to this agreement.

Transfer means to sell, lease, transfer, or otherwise dispose or, as the context requires, a sale, lease, transfer, or other disposition.


Tribunal means any (a) local, state, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

Y2K Issue means the risk that computer applications used by the KPP Companies or by any of their respective suppliers or vendors may be unable properly to recognize and perform date-sensitive functions.

1.2 Time References. Unless otherwise specified, in the Loan Papers (a) time references (e.g., 10:00 a.m.) are to time in Atlanta, Georgia, and (b) in calculating a period from one date to another, the word "from" means "from and including" and the word "to" or "until" means "to but excluding."

1.3 Other References. Unless otherwise specified, in the Loan Papers (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Paper in which they are used,
(e) references to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Papers, (h) references to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Paper or other document include every renewal, extension, and refinancing of it, amendment and supplement to it, and replacement or substitution for it.

1.4     Accounting Principles.  Unless otherwise  specified,  in the Loan
Papers (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while KPP has any consolidated Subsidiaries (i) all accounting and financial terms and compliance with reporting covenants applicable to KPP must be on a consolidating and consolidated basis, as applicable and (ii) compliance with financial covenants applicable to KPP must be on a consolidated basis.

SECTION 2 TERM LOANS. Subject to and upon the terms and conditions of this agreement and on the Closing Date, Lender shall make Term Loan A to Borrowers jointly denominated in Sterling and make Term Loan B and Term Loan C to Borrower KPOP denominated in Dollars. Term Loan A shall at all times be a Fixed Rate Borrowing. Term Loan B and Term Loan C shall be LIBOR Rate Borrowings and for Interest Periods (subject to Section 3.9) as shall have been designated in writing to Lender by Borrower KPOP at least two Business Days before the date of the Closing Date. No portion of any Term Loan may be reborrowed under this agreement once repaid.

SECTION 3       PAYMENT TERMS.

3.1 Notes and  Payments.

(a) The Principal Debt (and interest thereon) of Term Loan A shall be evidenced by Term Loan A Notes, one executed by each Borrower, and payable to the order of Lender. The Principal Debt (and interest thereon) of Term Loan B and Term Loan C shall be evidenced respectively by the Term Loan B Note and the Term Loan C Note, executed by Borrower KPOP, and payable to the order of Lender. The Borrowers must make each payment and prepayment on the Obligation to Lender's principal office in Atlanta, Georgia, by wire transfer according to Lender's wiring instructions from time to time provided to Borrowers, in funds that will be available for immediate use by Lender by 12:00 Noon on the day due. Otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day.

(b) All payments on Term Loan B and on Term Loan C must be denominated in Dollars. All payments on Term Loan A must be denominated in Sterling. It shall not be a Default, however, if Borrowers fail to make a payment in Sterling if Lender has notified the Borrowers that Sterling has ceased to be freely transferable and convertible into Dollars in the relevant interbank market; provided that Borrowers shall pay (i) on the due date, the Dollar Equivalent (as calculated by Lender in good faith) of the amount of Sterling due on that date and (ii) within ten days after demand by Lender, the amount that will (in the reasonable determination of Lender) reimburse Lender for any loss or expense caused by the failure of Borrowers to make that payment or prepayment in Sterling on the date due. Lender shall submit a statement as to any such loss or expense (including calculations in reasonable detail) to Borrowers, which shall, in the absence of manifest error, be conclusive and binding on Borrowers.

3.2 Payments. The Principal Debt of the Term Loan A Note is due and payable on January 31, 2002. The Principal Debt of the Term Loan B Note and of the Term Loan C Note is due and payable on June 30, 1999. Accrued interest on each LIBOR Rate Borrowing is due and payable on the last day of its respective Interest Period. If any Interest Period is a period greater than three months, then accrued interest is also due and payable on the date ending each three month period after the commencement of the Interest Period. Accrued interest at the Fixed Rate is due and payable on the last Business Day of each March, June, September, and December (commencing March 30, 1999). In any event all accrued and unpaid interest on any Note is due and payable at its maturity (stated or by acceleration).

3.3 Interest Rates. Except where specifically otherwise provided, Borrowings bear interest at an annual rate equal to the lesser of either (a) the Maximum Rate or (b) in respect of (i) Term Loan A, the Fixed Rate, and (ii) Term Loan B and Term Loan C, the LIBOR Rate. Each change in the Maximum Rate is effective, without notice to either Borrower or any other Person, upon the effective date of change.

3.4 Quotation of LIBOR Rates. A Responsible Officer of Borrower KPOP may call Lender before the Closing Date or before delivering a Notice of Continuation to receive an indication of the LIBOR Rates then in effect, but the indicated rates do not bind Lender or affect the LIBOR Rate that is actually in effect on the Closing Date or when Borrower KPOP delivers any Notice of Continuation.

3.5 Default Rate. All past-due Principal Debt and accrued interest thereon bears interest from maturity (stated or by acceleration) at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.


3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, the interest rate on that Borrowing is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of a Note, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, the maker of that Note shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on that Note.

3.7     Interest Calculations.

(a) Interest will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (or 365 days for Fixed Rate Borrowings) (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are conclusive and binding absent manifest error.

(b) The provisions of this agreement relating to calculation of the LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid under this agreement that are based upon those rates. Lender may fund and maintain its funding of all or any part of each Borrowing as it selects.

3.8     Maximum Rate.

Rate. Regardless of any provision contained in any Loan Paper, Lender is not entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate, and, if Lender ever does so, then any excess shall be treated as a partial prepayment of principal and any remaining excess shall be refunded to the applicable Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrowers and Lender shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and Lender and Borrowers agree that that is the case and that provision in this agreement for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and their effects, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lender shall refund any excess (and Lender may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," then those terms mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, as amended.


3.9 Interest Periods. When Borrower KPOP requests any LIBOR Rate Borrowing, Borrower KPOP may elect the applicable interest period (each an "Interest Period"), which may be, at Borrower KPOP's option, three or six months, subject to the following conditions: (a) the initial Interest Period commences on the Closing Date, and each subsequent applicable Interest Period commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month; (c) no Interest Period for any portion of Principal Debt may extend beyond the scheduled repayment date for that portion of Principal Debt; and (d) no more than one Interest Period may be in effect at one time for each of Term Loan B and Term Loan C.

3.10 Continuations. Borrower KPOP may elect a new Interest Period for a LIBOR Rate Borrowing, by giving a Notice of Continuation to Lender no later than 10:00 a.m. on the second Business Day before the last day of the Interest Period. Absent Borrower KPOP's notice of election of a new Interest Period, a LIBOR Rate Borrowing shall be deemed continued for the same Interest Period.

3.11 Order of Application. The following provisions apply except when and to the extent superseded by Section 4.09 of the Intercreditor Agreement.

(a) If no Default or Potential Default exists, payments on the Obligation must be applied as required by applicable Loan Paper provisions other than clause (b) below.

(b) If a Default or Potential Default exists, any payment must be applied in the following order: (i) all fees and expenses for which Lender has not been paid or reimbursed in accordance with the Loan Papers; (ii) accrued interest on the Principal Debt; (iii) the remaining Principal Debt in the order as Lender may elect (but Lender agrees to apply payments in an order that will minimize any Funding Loss); and (iv) the remaining Obligation in the order and manner Lender deems appropriate.

3.12 Offset. If a Default exists, Lender is entitled to exercise the Rights of offset and banker's Lien against each and every account and other property, or any interest therein, that any party to a Loan Paper (other than Lender) may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation owed to it. Lender shall promptly notify each Borrower of its actions taken under this Section 3.12.

3.13 Booking Borrowings. To the extent permitted by Law, Lender may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.15 than Lender would have been entitled to receive with respect to those Borrowings. Lender agrees that it will use its reasonable efforts (consistent with its internal policies and applicable Law) to make, carry, maintain, or transfer its part of any Borrowing with its Affiliates or branch offices in an effort to eliminate or reduce to the extent possible the aggregate amounts due to it under Sections
3.15 and 3.16 if, in its reasonable judgment, such efforts will not be disadvantageous to it.

3.14 Basis Unavailable or Inadequate for LIBOR Rate. If (on or before any date when a LIBOR Rate is to be determined for a Borrowing) Lender determines that the basis for determining the applicable rate is not available or that the resulting rate does not accurately reflect the cost to Lender of making or continuing Borrowings at that rate for the applicable Interest Period, then Lender shall promptly notify Borrower KPOP of that determination (which is conclusive and binding on Borrower KPOP absent manifest error). Until Lender notifies Borrower KPOP that those circumstances no longer exist. then the Principal Debt of the Term Loan B Note and of the Term Loan C Note shall bear interest at an annual rate equal to the lesser of either the Base Rate or the Maximum Rate.

3.15    Additional Costs.

With respect to any LIBOR Rate Borrowing, (i) if any present or future Law imposes, modifies, or deems applicable (or if compliance by Lender with any requirement of any Tribunal results in) any requirement that any reserves (including any marginal, emergency, supplemental, or special reserves) be maintained, and (ii) if those reserves reduce any sums receivable by Lender under this agreement or increase the costs incurred by Lender in advancing or maintaining any portion of any LIBOR Rate Borrowing, and (iii) if Lender determines that the reduction or increase is material (and it may, in determining the material nature of the reduction or increase, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (A) Lender shall deliver to Borrower KPOP a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error) and (B) Borrower KPOP shall pay that amount to Lender within ten days after demand. The provisions of and undertakings and indemnification set forth in this clause (a) shall survive the satisfaction and payment of the Obligation and termination of this agreement.

(b) With  respect to any  Borrowing,  if any  present  or future  Law  regarding capital adequacy or compliance by Lender with any request, directive, or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this agreement) Lender shall notify Borrowers and deliver to Borrowers a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrowers shall jointly and severally pay that amount to Lender within ten days after demand. The provisions of and undertakings and indemnification set forth in this clause (b) shall survive the satisfaction and payment of the Obligation and termination of this agreement.


(c) All payments by each Borrower under each Loan Paper shall be made free and clear of and without deduction for any and all present or future Taxes or withholdings and all liabilities with respect thereto, excluding, (i) Taxes measured by Lender's net income, franchise, and similar Taxes imposed on it, by the jurisdiction under the Laws of which it is organized or any political subdivision thereof, by the jurisdiction of Lender's applicable lending office or any political subdivision thereof, and (ii) if Lender is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United Kingdom Inland Revenue Form FD13 or any successor or additional form, Taxes imposed by reason of any failure of Lender to deliver to the U.S. Internal Revenue Service, such Form FD13 or, in each case, any successor or additional form (all such non-excluded Taxes, withholdings, and liabilities being hereinafter referred to as the "indemnified Taxes"; provided however, that such exemption shall not be available if Inland Revenue Service for any reason does not accept Lender's Form FD13). If a Borrower shall be required by law to deduct any indemnified Taxes from or in respect of any sum payable hereunder to Lender (i) the sum payable shall be increased (the "gross-up") as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.15(c)), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) that Borrower shall make those deductions,
(iii) that Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Law, and (iv) that Borrower shall deliver to Lender evidence of that payment to the relevant taxation or other authority. Notwithstanding the foregoing, Borrower KPOP shall be liable for any excluded Taxes arising pursuant to Section 3.15(c)(ii).

(d) Any Taxes (other than under clause (c) above) payable by Lender or ruled (by a Tribunal) payable by Lender in respect of this agreement or any other Loan Paper shall -- if permitted by Law and if deemed material by Lender (who may, in determining the material nature of the amount payable, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method) -- be paid by Borrowers, together with interest and penalties, if any (except for Taxes payable on the overall net income of Lender and except for interest and penalties incurred as a result of the gross negligence or willful misconduct of Lender). Lender shall notify each Borrower and deliver to each Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrowers shall pay that amount to Lender within ten days after demand. If Lender subsequently receives a refund of the Taxes paid to it by Borrowers, then the recipient shall promptly pay the refund to Borrowers.

3.16 Change in Laws. If any Law makes it unlawful for Lender to make or maintain LIBOR Rate Borrowings, then Lender shall promptly notify Borrower KPOP, and (a) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to the Base Rate as of the date of notice, and Borrower KPOP shall pay any related Funding Loss, or (b) if not prohibited by Law, the Borrowing shall be converted to the Base Rate as of the last day of the applicable Interest Period, or (c) if any conversion will not resolve the unlawfulness, Borrower KPOP shall promptly prepay the Borrowing, without penalty, together with any related Funding Loss. No Notice of Continuation is required to be delivered in connection with any conversion under this Section 3.16.

3.17 Funding Loss. Borrowers jointly and severally agree to indemnify Lender against, and pay to it upon demand, any Funding Loss. When Lender demands that Borrowers pay any Funding Loss, Lender shall deliver to Borrowers a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this Section 3.17 survive the satisfaction and payment of the Obligation and termination of this agreement.

3.18 Joint and Several  Liability

(a) The Obligation in respect of Term Loan A and certain other payment obligations under the Loan Papers (for purposes of this section, "joint and several obligations") shall constitute one joint and several direct and general obligation of Borrowers, notwithstanding whether any advance is stated to be made to both or either of the Borrowers, and notwithstanding anything to the contrary contained in any Loan Papers, each Borrower shall be directly and unconditionally liable to Lender on all joint and several obligations and shall have the obligations of co-maker with respect thereto, it being agreed that the joint and several obligations inure to the benefit of Borrowers and that Lender is relying on the joint and several liability of Borrowers as co-makers in respect thereof. Each Borrower unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any joint and several obligations, it will forthwith pay the same, without notice or demand.

(b) No payment or payments made by a Borrower or any other Person or received or collected by Lender from the other Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the joint and several obligations shall be deemed to modify, reduce, release, or otherwise affect the liability of each Borrower, which shall remain liable for such joint and several obligations until all such obligations are paid in full and this agreement is terminated.

(c) Each Borrower agrees that its joint and several liability with respect to any of the joint and several obligations shall not be impaired or affected by any modification, supplement, extension, or amendment of any contract or agreement to which the other Borrower may hereafter agree (other than an agreement signed by Lender specifically releasing such liability), nor by any delay, extension of time, renewal, compromise, or other indulgence granted by Lender with respect to any of the joint and several obligations nor by any other agreement or arrangements whatever with the other Borrower or with anyone else, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise, or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it has expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the joint and several obligations, and may be enforced without requiring Lender to resort to any other right, remedy, or security. Each Borrower expressly waives promptness, diligence, notice of acceptance, and any other notice with respect to any of the joint and several obligations and any requirement that Lender protect, secure, perfect, or insure any Lien or any property subject thereto or exhaust any right or take any action against any Person or any Collateral.

3.19    Introduction of the Euro

(a) If, as a result of the implementation of the European economic and monetary union ("EMU") either Sterling ceases to be lawful currency of the United Kingdom and is replaced by a European single or common currency (the "Euro") or Sterling and the Euro are at the same time both recognized by the central bank of the United Kingdom as lawful currency of the United Kingdom, then (i) if Sterling is still a recognized lawful currency in the United Kingdom, then any amount payable under any Loan Paper in Sterling (including any Borrowing) shall continue to be payable in Sterling, (ii) if Sterling is no longer recognized as a lawful currency in the United Kingdom, then any amount payable under any Loan Paper in Sterling (including any Borrowing) shall instead be payable in the Euro, and the amount so payable shall be determined by redenominating or converting such amount into the Euro at the exchange rate officially fixed by the European Central Bank for the purpose of implementing the EMU, (iii) if any EMU legislation provides that an amount denominated either in the Euro or in Sterling can be paid either in the Euro or in Sterling, each party to the Loan Papers shall pay or repay such amount in Sterling, and (iv) if any EMU legislation provides that an amount denominated in Sterling must be paid in the Euro, then each party to the Loan Papers shall be entitled to pay or repay such amount in the Euro. Before the occurrence of the event or events described above, each amount payable under any Loan Paper in Sterling shall, except as otherwise specifically provided in the Loan Papers, continue to be payable only in Sterling.

(b) Borrowers shall, in respect of Term Loan A, from time to time, at Lender's request, pay to Lender the amount of any cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or of interest or other return foregone by, Lender or any holding company of Lender as a result of the introduction of, changeover to, or operation of the Euro in the United Kingdom.

(c) Each Loan Paper (including the calculation of the Fixed Rate) shall be amended to the extent determined by Lender to be necessary to reflect any implementation of the EMU and change in currency and to put Lender and Borrowers in the same position, so far as possible, that they would have been in if that implementation and change in currency had not occurred.

(d) Except as specifically provided in the foregoing provisions of this Section 3.19, no such implementation or change in currency nor any economic consequences resulting therefrom shall (i) give rise to any Right to terminate prematurely, contest, cancel, rescind, alter, modify, or renegotiate the provisions of any Loan Paper or (ii) discharge, excuse, or otherwise affect the performance of any obligations of Borrowers or any other obligor with respect to any of the Obligation under any Loan Paper.

SECTION 4       SECURITY.

4.1 Guaranty. Full and complete payment of the Obligation shall be guaranteed in accordance with the Guaranty executed by Guarantors.

4.2 Collateral. Full and complete payment of the Obligation shall be secured (effective, for Term Loan A and Term Loan B, as of the Closing Date, and for Term Loan C, as of the date that it constitutes Qualifying Debt under the Chase Credit Agreement, the Note Agreements, and the Intercreditor Agreement) by the Lender Liens on all of the Collateral. No Collateral may be subordinated, substituted, or released without the prior written consent of Lender.

(ai In furtherance of the above, Borrower KPOP represents and warrants to Lender that Borrower KPOP has given all required notices and certifications to Collateral Trustee, the Noteholders, and the agent and banks under the Chase Credit Agreement in order for the Obligation under this agreement to be "Qualifying Debt" under the Intercreditor Agreement, the Note Agreements, and the Chase Credit Agreement other than the execution and delivery of the Supplement to Collateral Trust and Intercreditor Agreement in substantially the form of Exhibit C-1 (which Borrower KPOP covenants and agrees with Lender that Borrower KPOP shall execute and deliver and shall cause Collateral Trustee to execute and deliver on or before the Closing Date).

(bi Borrower KPOP further represents and warrants to Lender that, upon the execution and delivery of the supplement referred to in clause (a) above and the execution and delivery of the documents described on Schedule 5, the Obligation shall be fully guarantied by all Guaranties and secured by first and prior perfected Liens that rank pari passu with the guaranties of, and Liens securing, the indebtedness under the Chase Credit Agreement, the Note Agreements, and the Chase Revolving Note.


(ci Borrower KPOP further covenants and agrees with Lender (a) within 30 days after the Closing Date, to cause STOP and Borrower ST to enter into all appropriate agreements and documents and take such action as may be appropriate in order to create and perfect Lender Liens (ranking pari passu with Liens in favor of the Collateral Trustee for the benefit of the other "Creditors" under the Intercreditor Agreement) in all of the issued and outstanding capital stock of Borrower ST and STE, (b) within 30 days after the Closing Date, to cause STOP and Borrower ST to amend the Articles of Association for Borrower ST and STE to remove the absolute discretion of the directors of those companies to refuse to register a transfer of shares of those companies, (c) within 45 days after the written request of Lender, to cause the Intercreditor Agreement to be amended to ensure to Lender rights, remedies, and voting parity with the other"Creditors"
under the Intercreditor Agreement (in similar form to the first and second amendments to the Intercreditor Agreement), and (c) promptly upon Lender's request, to enter into all appropriate amendments, supplements, and modifications to the Security Documents (as defined in the Intercreditor Agreement) so that the Obligation is secured thereby on a pari passu basis with all other Funded Obligations (as defined in the Intercreditor Agreement).

4.3 Additional Security and Guaranties4.3 Additional Security and Guaranties.3 Additional Security and Guaranties.3 Additional Security and Guaranties. Lender may (as contemplated in connection with Qualifying Debt or otherwise), without notice or demand and without affecting any Person's obligations under the Loan Papers, from time to time (a) receive and hold additional collateral from any Person for the payment of all or any part of the Obligation and exchange, enforce, or release all or any part of that collateral and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligation and release any endorser or guarantor, or any Person who has given any other security for the payment of all or any part of the Obligation, or any other Person in any way obligated to pay all or any part of the Obligation.

4.4 Collateral Documentation4.4 Collateral Documentation.4 Collateral Documentation.4 Collateral Documentation. Borrower KPOP shall execute, or cause to be executed, financing statements, stock powers, assignments, consents of partners and other Persons, and other agreements, documents, and instruments, each in the form and content reasonably required by Lender, and Borrower KPOP shall pay all costs of filing any financing, continuation, or termination statements, or other action taken by Lender relating to the Collateral, including, without limitation, costs and expenses of any Lien search reasonably required by Lender.

SECTION 5       CONDITIONS PRECEDENTSECTION 5   CONDITIONS
PRECEDENTSECTION 5      CONDITIONS PRECEDENTSECTION 5   CONDITIONS
PRECEDENT. Lender is not obligated to make any Term Loan unless Lender has received all of the items described in Schedule 5, each in form and substance acceptable to Lender and its counsel. Each condition precedent in this agreement (including each in Schedule 5) is material to the transactions contemplated by this agreement, and time is of the essence with respect to each condition precedent.

SECTION 6       REPRESENTATIONS AND WARRANTIESSECTION 6
        REPRESENTATIONS AND WARRANTIESSECTION 6 REPRESENTATIONS AND
WARRANTIESSECTION 6     REPRESENTATIONS AND WARRANTIES.  Borrowers jointly and
severally represent and warrant to Lender as follows:

6.1 Purpose of Credit Facility6.1 Purpose of Credit Facility.1 Purpose of Credit Facility.1 Purpose of Credit Facility. Borrowers will use proceeds of Borrowings as reflected in the recitals to this agreement. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Borrowing will be used, directly or indirectly, for a purpose that violates any Law, including, without limitation, the provisions of Regulation U.


6.2 Existence, Good Standing, and Authority.2 Existence, Good Standing, and Authority.2 Existence, Good Standing, and Authority.2 Existence, Good Standing, and Authority. Each KPP Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization as identified on
Schedule 6.2. Except where failure is not a Material Adverse Event, each KPP Company (a) is duly qualified to transact business and in good standing as a foreign entity in each jurisdiction where (i) the Collateral is or may be located and (ii) the nature and extent of its business and properties require due qualification and good standing (those jurisdictions for clauses (i) and (ii) being identified on Schedule 6.2 and as otherwise disclosed in writing to Lender from time to time after the date of this agreement) and (b) possesses all requisite authority and power to conduct its business as is now being, or is contemplated by this agreement to be, conducted, except where failure is not a Material Adverse Event. As used in this Section 6.2, the concept of "good standing" is inapplicable to each KPP Company that is a partnership.

6.3 Subsidiaries.3 Subsidiaries.3 Subsidiaries.3 Subsidiaries. Excluding Insignificant Subsidiaries, KPC has no Subsidiaries except as disclosed on
Schedule 6.3 (and as otherwise disclosed in writing to Lender from time to time after the date of this agreement to reflect any changes to the schedule as a result of transactions permitted by this agreement). All of the outstanding shares of capital stock (or similar voting interests) of those Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable, and are owned of record and beneficially as set forth thereon, free and clear of any Liens, restrictions, claims, or Rights of another Person, other than Permitted Liens, and are not subject to any warrant, option, or other acquisition Right of any Person or subject to any transfer restriction except for restrictions imposed by securities Laws and general corporate or partnership Laws.

6.4     [INTENTIONALLY BLANK]6.4        [INTENTIONALLY BLANK].4
        [INTENTIONALLY BLANK].4 [INTENTIONALLY BLANK]

6.5 Authorization and Contravention6.5 Authorization and Contravention.5 Authorization and Contravention.5 Authorization and Contravention. The execution and delivery by each KPP Company of each Loan Paper to which it is a party and the performance by it of its obligations thereunder (a) are within its corporate or partnership power, (b) have been duly authorized by all necessary corporate or partnership action, (c) require no action by or filing with any Tribunal (other than any action or filing that has been taken or made on or before the date of this agreement), (d) do not violate any provision of its certificate or agreement of limited partnership, certificate or articles of incorporation, or bylaws (as applicable), (e) do not violate any provision of Law applicable to it, other than violations that individually or collectively are not a Material Adverse Event, (f) do not violate the Chase Credit Agreement, the Note Agreements, any Security Documents, the Intercreditor Agreement, or any related documents (and no event of default or incipient event of default otherwise exists under any of those documents), (g) do not violate any other Material Agreements to which it is a party, other than violations that are not a Material Adverse Event, or (h) do not result in the creation or imposition of any Lien (other than the Lender Liens) on any asset of any KPP Company.

6.6 Binding Effect.6 Binding Effect.6 Binding Effect.6 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Paper will constitute a legal and binding obligation of each KPP Company party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Laws and general principles of equity.

6.7 Financial Statements.7 Financial Statements.7 Financial Statements.7 Financial Statements. The Current Financials of KPP were prepared in accordance with GAAP and present fairly the consolidated financial condition, results of operations, and cash flows of the KPP Companies as of, and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal year-end adjustments). All material liabilities of the KPP Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Papers, no subsequent material adverse changes have occurred in the consolidated financial condition of the KPP Companies from that shown in the Current Financials of KPP, nor has any KPP Company incurred any subsequent material liability.


6.8 Litigation.8  Litigation.8  Litigation.8 Litigation.  Except as disclosed on
Schedule 6.8 and as otherwise disclosed in writing to Lender from time to time after the date of this agreement (if the disclosures are approved by Lender), no KPP Company or Restricted Subsidiary is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to any KPP Company, any Collateral, or any Restricted Subsidiary, or, if so adversely determined, is a Material Adverse Event. No outstanding or unpaid judgments exist against any KPP Company, any Collateral, or any Restricted Subsidiary.

6.9 Taxes.9 Taxes.9 Taxes.9 Taxes. All Tax returns of each KPP Company or Restricted Subsidiary required to be filed have been filed (or extensions have been granted) before delinquency, except for returns for which the failure to file is not a Material Adverse Event, and all Taxes imposed upon each KPP Company and Restricted Subsidiary or any Collateral that are due and payable have been paid before delinquency, other than Taxes for which the relevant criteria for Permitted Liens have been satisfied or for which nonpayment is not a Material Adverse Event.

6.10 Environmental Matters.10 Environmental Matters.10 Environmental Matters.10 Environmental Matters. Except as disclosed on Schedule 6.10 and as otherwise disclosed in writing to Lender from time to time after the date of this agreement (if the disclosures are approved by Lender), and other than conditions, circumstances, or violations that are not, individually or in the aggregate, a Material Adverse Event, neither Borrower (a) knows of any environmental condition or circumstance materially and adversely affecting any KPP Company's or Restricted Subsidiary's properties (including, without limitation, the Collateral) or operations, (b) has received no report of any KPP Company's or Restricted Subsidiary's violation of any Environmental Law, and (c) is not aware that any KPP Company or Restricted Subsidiary is under any obligation to remedy any violation of any Environmental Law. Each KPP Company and Restricted Subsidiary has taken prudent steps to determine that its properties (including, without limitation, the Collateral) and operations do not violate any Environmental Law, other than violations that are not, individually or in the aggregate, a Material Adverse Event.

6.11 Employee Plans.11 Employee Plans.11 Employee Plans.11 Employee Plans. Except where occurrence or existence is not a Material Adverse Event, (a) no Employee Plan has incurred an "accumulated funding deficiency" (as defined in ss.302 of ERISA or ss.412 of the Code), (b) no KPP Company or Restricted Subsidiary has incurred liability under ERISA to the PBGC in connection with any Employee Plan, (c) no KPP Company or Restricted Subsidiary has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) no KPP Company or Restricted Subsidiary has engaged in any "prohibited transaction" (as defined in ss.406 of ERISA or ss.4975 of the Code), and (e) no "reportable event" (as defined in ss.4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

6.12 Properties; Liens.12 Properties; Liens.12 Properties; Liens.12 Properties; Liens. Each KPP Company and Restricted Subsidiary has good and marketable title to all its property (including, without limitation, the Collateral) reflected on the Current Financials -- except for title impairments described in Section 8.5((b)(ii)(C), property that is obsolete, or (c) property that has been disposed in the ordinary course of business or, after the date of this agreement, as otherwise permitted by Section 8.10 or Section 8.11. Except for Permitted Liens, no Lien exists on any property of any KPP Company (including, without limitation, the Collateral), and the execution, delivery, performance, or observance of the Loan Papers will not require or result in the creation of any Lien (other than Lender Liens) on any property of any KPP Company or Restricted Subsidiary (including, without limitation, the Collateral).

6.13 Government Regulations.13 Government Regulations.13 Government Regulations.13 Government Regulations. No KPP Company or Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law (other than Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System) that regulates the incurrence of Debt.

6.14 Affiliate Transactions.14 Affiliate Transactions.14 Affiliate Transactions.14 Affiliate Transactions. No KPP Company or Restricted Subsidiary is a party to a material (i.e., requiring it to pay more than $100,000 during the term of the governing agreement) transaction with any of its Affiliates other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

6.15 Debt Cross Defaults6.15 Debt Cross Defaults.15 Debt Cross Defaults.15 Debt Cross Defaults. No agreement evidencing Debt of (a) any KPP Company contains a cross-default provision concerning any Debt of KSI or KPC or (b) KSI or KPC contains a cross-default provision concerning any Debt of any KPP Company.

6.16 Material Agreements6.16 Material Agreements.16 Material Agreements.16 Material Agreements. No KPP Company or Restricted Subsidiary is a party to any Material Agreement, other than the Loan Papers, the Note Agreements, the Chase Credit Agreement, and the Material Agreements described on Schedule 6.16. All of those agreements and other described Material Agreements are in full force and effect, and no default or potential default exists on the part of any KPP Company or Restricted Subsidiary thereunder that is a Material Adverse Event.

6.17 Insurance.17 Insurance.17 Insurance.17 Insurance. Each KPP Company and Restricted Subsidiary maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties (including, without limitation, the Collateral) and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

6.18 Labor Matters.18 Labor Matters.18 Labor Matters.18 Labor Matters. No actual or -- to either Borrower's knowledge -- threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any KPP Company or Restricted Subsidiary exist that are a Material Adverse Event. Hours worked by and payment made to employees of each KPP Company and Restricted Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with labor matters, other than any violations, individually or collectively, that are not a Material Adverse Event. All payments due from any KPP Company or Restricted Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

6.19 Solvency.19 Solvency.19 Solvency.19 Solvency. On the Closing Date, each KPP Company is, and after giving effect to the Term Loans will be, Solvent.

6.20    Trade Names.20  Trade Names.20  Trade Names.20  Trade Names.
No KPP Company has used or transacted business under any other corporate, partnership, or trade name in the five-year period preceding the Closing Date, except as disclosed on Schedule 6.20.


6.21 Intellectual Property6.21 Intellectual Property.21 Intellectual Property.21 Intellectual Property. Each KPP Company and Restricted Subsidiary owns all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this agreement. Each KPP Company and Restricted Subsidiary is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any KPP Company, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of either Borrower, no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret, or Restricted Subsidiary or other intellectual property of any KPP Company exists.

6.22 Y2K Issue6.22 Y2K Issue.22 Y2K Issue.22 Y2K Issue.  The KPP Companies  have
(a) initiated a review and assessment of all areas within their respective businesses and operations (including those affected by suppliers and vendors) that could be adversely affected by the Y2K Issue, (b) developed a plan and time line for addressing the Y2K Issue on a timely basis, and (c) to date implemented in all material respects that plan in accordance with that timetable.

6.23 Full Disclosure.23 Full Disclosure.23 Full Disclosure.23 Full Disclosure. Each material fact or condition relating to the Loan Papers or the financial condition, business, or property of any KPP Company and Restricted Subsidiary that is a Material Adverse Event has been disclosed in writing to Lender. All information previously furnished by any KPP Company and Restricted Subsidiary to Lender in connection with the Loan Papers was, and all information hereafter furnished by any KPP Company and Restricted Subsidiary to Lender will be, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

SECTION 7       AFFIRMATIVE COVENANTSSECTION 7  AFFIRMATIVE
COVENANTSSECTION 7      AFFIRMATIVE COVENANTSSECTION 7  AFFIRMATIVE
COVENANTS. Until all of the Obligation is fully paid and performed -- unless Borrowers receive a prior written consent to the contrary by Lender -- Borrowers jointly and severally covenant and agree as follows:

7.1 Items to be Furnished.1 Items to be Furnished.1 Items to be Furnished.1 Items to be Furnished. Borrowers shall cause the following to be furnished to Lender:

(ai Promptly after preparation, and no later than 95 days after the last day of each fiscal year of KPP, Financial Statements showing the consolidated financial condition and results of operations of the KPP Companies and its Subsidiaries as of, and for the year ended on, that last day, accompanied by:

(i0 the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of KPP and its Subsidiaries;

(ii0    any management letter prepared by the accounting firm delivered in connection with its audit;

(iii0 a certificate from the accounting firm to Lender indicating that during its audit it obtained no knowledge of any Default or Potential Default or, if it obtained knowledge, the nature and period of existence thereof; and

(iv0    a Compliance Certificate.


(bi Promptly after preparation, and no later than 95 days after the last day of each fiscal year of Borrower KPOP, Financial Statements showing the consolidated financial condition and results of operations of the KPOP Companies as of, and for the year ended on, that last day, accompanied by (i) a Financial Statements Certificate executed by the chief financial officer of Borrower KPOP and (ii) any audit opinion delivered in connection with the Financial Statements.

(ci Promptly after preparation, and no later than 50 days after the last day of each of the first three fiscal quarters of KPP, Financial Statements showing the consolidated financial condition and results of operations of KPP and its Subsidiaries for the applicable fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied by a Compliance Certificate.

(d) Promptly after preparation, and no later than 50 days after the last day of each of the first three fiscal quarters of Borrower KPOP, Financial Statements showing the consolidated financial condition and results of operations of the KPOP Companies for the applicable fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied by a Financial Statements Certificate executed by the chief financial officer of Borrower KPOP.

(e) Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to any KPP Company or Restricted Subsidiary or its financial records.

(f) Notice, promptly after either Borrower knows, of (i) the commencement of any Litigation that, if determined adversely to any KPP Company or Restricted Subsidiary or the Collateral, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any KPP Company in any Loan Paper, (iii) the receipt by any KPP Company or Restricted Subsidiary of notice of any violation or alleged violation of any Environmental Law (which individually or collectively with other violations or allegations could constitute a Material Adverse Event), (iv) a Default or Potential Default or any event of default or incipient event of default under the Chase Credit Agreement, the Note Agreements, or the Intercreditor Agreement, in each case, specifying the nature thereof and what action such Borrower or any other KPP Company or Restricted Subsidiary has taken, is taking, or proposes to take, or (v) the incurrence of any Funded Debt other than under this agreement.

(g) Promptly upon receipt (or upon delivery, as the case may be), copies of all notices of default, potential default, or events of default given by any KPP Company to, or received by any KPP Company from, the agent or any bank under the Chase Credit Agreement, Chase under the Chase Revolving Note, any Noteholder, or the Collateral Trustee.

(h) Promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any KPP Company with any Tribunal.

(i) Upon request by Lender, full information as to the insurance carried by the KPP Companies and Restricted Subsidiaries, and promptly after receipt by any KPP Company or Restricted Subsidiary, notice from any insurer of any notice of cancellation or nonrenewal of a material insurance policy or material change in insurance coverage from that existing on the date of this agreement.


(j) Promptly after publication, copies of all press releases and other statements made available generally by any KPP Company or Restricted Subsidiary to the public concerning material developments in its business.

(k) Notice promptly after either of them discovers or determines that any computer applications (including those of suppliers and vendors to any KPP
Company) that are material to the businesses or operations of any KPP Company will not be compliant in timely resolving the Y2K Issue if that failure could reasonably be expected to be a Material Adverse Event.

(l) As soon as is reasonably practical, upon reasonable request by Lender, information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets (including, without limitation, the Collateral), and liabilities of the KPP Companies and Restricted Subsidiaries, and opinions, certifications, and documents in addition to those mentioned in this agreement.

7.2 Use of Proceeds.2 Use of Proceeds.2 Use of Proceeds.2 Use of Proceeds. Borrowers shall use the proceeds of Borrowings only for the purposes represented in this agreement.

7.3 Books and Records.3 Books and Records.3 Books and Records.3 Books and Records. Each KPP Company and Restricted Subsidiary shall maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP (except for any departure with respect to the accounting treatment of the pipeline, terminals, and related assets acquired by Borrowers).

7.4 Inspections.4 Inspections.4 Inspections.4 Inspections. Upon reasonable request, each KPP Company and Restricted Subsidiary shall allow Lender or its Representatives (who shall comply with the safety rules disclosed to it or them at the time of inspection) to inspect any of its properties (including, without limitation, the Collateral), to review reports, files, and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours. Fees and expenses incurred under this Section 7.4 shall be borne by Lender unless Lender acted under this Section 7.4 in order to perform its duties under the Loan Papers or preserve or protect the Rights of Lender under the Loan Papers. Lender and its Representatives agree to treat confidential those matters disclosed by Borrowers as being confidential; however, Lender and its Representatives may disclose confidential matters (a) to Lender and each actual or prospective Participant or Purchaser, (b) to any Tribunal having jurisdiction over it, and (c) that are public knowledge.

7.5 Taxes.5 Taxes.5 Taxes.5 Taxes. Each KPP Company and Restricted Subsidiary shall promptly pay when due any and all Taxes other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien have been and continue to be stayed.

7.6 Payment of Obligations.6 Payment of Obligations.6 Payment of Obligations.6 Payment of Obligations. Each KPP Company and Restricted Subsidiary shall promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being contested in good faith by appropriate proceedings).


7.7 Expenses.7 Expenses.7 Expenses27.7 Expenses. Borrowers shall promptly pay upon demand (a) all costs, fees, and expenses paid or incurred by Lender incident to any Loan Paper (including, but not limited to, the reasonable fees and expenses of Lender's counsel in connection with the negotiation, preparation, delivery, and execution of the Loan Papers and any related amendment, waiver, or consent, and (b) all reasonable costs and expenses of Lender incurred by Lender in connection with the enforcement of the obligations of any Person arising under the Loan Papers or the exercise of any Rights arising under the Loan Papers (including, but not limited to, reasonable attorneys' fees and court costs), all of which shall be a part of the Obligation and shall bear interest, if not paid upon demand, at the Default Rate until repaid.

7.8 Maintenance of Existence, Assets, and Business.8 Maintenance of Existence, Assets, and Business.8 Maintenance of Existence, Assets, and Business.8 Maintenance of Existence, Assets, and Business. Except as otherwise permitted by
Section 8.11, each KPP Company and Restricted Subsidiary shall (a) maintain its corporate or partnership existence and good standing in its jurisdiction of organization and its authority to transact business in all other states where the Collateral is or may be located and, additionally, where failure to maintain its authority to transact business is a Material Adverse Event; (b) maintain all licenses, permits, and franchises necessary for its business where failure is a Material Adverse Event; (iii) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

7.9 Insurance.9 Insurance.9 Insurance.9 Insurance. Each KPP Company and Restricted Subsidiary, at its cost and expense, shall maintain insurance with financially sound and reputable insurers, in such amounts, and covering such risks, as is ordinary and customary for similar Persons in the industry. However, the insurance coverage, at a minimum, must be in the amounts and cover the risks described on Schedule 7.9. At Lender's request, each KPP Company and Restricted Subsidiary shall deliver to Agent certificates of insurance for each policy of insurance. If any insurance policy covered by an insurance certificate previously delivered to Lender is altered or canceled, then Borrowers shall cause to be promptly delivered to Lender a replacement certificate (in form and substance satisfactory to Lender).

7.10 Preservation and Protection of Rights.10 Preservation and Protection of Rights.10 Preservation and Protection of Rights.10 Preservation and Protection of Rights. Each KPP Company and Restricted Subsidiary shall perform the acts and duly authorize, execute, acknowledge, deliver, file, and record any additional writings as Lender may reasonably deem necessary or appropriate to perfect and maintain the Lender Liens and preserve and protect the Rights of Lender under any Loan Paper.

7.11 Environmental Laws.11 Environmental Laws.11 Environmental Laws.11 Environmental Laws. Each KPP Company and Restricted Subsidiary shall (a) conduct its business and operate the Collateral so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law, and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize financial and other risks to each KPP Company and Restricted Subsidiary arising under applicable Environmental Laws or as the result of environmentally related injuries to Persons or property (including, without limitation, the Collateral). Borrower KPOP shall deliver reasonable evidence of compliance with the foregoing covenant to Lender within 30 days after any request from Determining Lenders.

7.12 Subsidiaries7.12 Subsidiaries.12 Subsidiaries.12 Subsidiaries. Each Person that becomes a Restricted Subsidiary after the date of this agreement (whether as a result of acquisition, creation, or otherwise) shall execute and deliver a Guaranty within ten days after becoming a Restricted Subsidiary.


7.13    Indemnification.13      Indemnification.13      Indemnification.13
        Indemnification. EACH KPP COMPANY, JOINTLY AND SEVERALLY, INDEMNIFIES, PROTECTS, AND HOLDS LENDER, AND ITS PARENTS, SUBSIDIARIES, AFFILIATES,
REPRESENTATIVE,   SUCCESSORS,   AND  ASSIGNS  (COLLECTIVELY,   THE  "INDEMNIFIED
PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, AND PROCEEDINGS AND ALL COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL ATTORNEYS' FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT), AND DISBURSEMENTS OF ANY KIND OR NATURE (THE "INDEMNIFIED LIABILITIES") THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNIFIED PARTY, IN ANY WAY RELATING TO OR ARISING OUT OF (A) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY ANY KPP COMPANY OF ANY ENVIRONMENTAL LAW, (B) ANY KPP COMPANY'S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE IN CONNECTION WITH ITS PROPERTIES (INCLUDING, WITHOUT LIMITATION, THE COLLATERAL) OF A HAZARDOUS SUBSTANCE (INCLUDING, WITHOUT LIMITATION, (I) ALL DAMAGES FROM ANY USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE, OR (II) THE COSTS OF ANY ENVIRONMENTAL INVESTIGATION, MONITORING, REPAIR, CLEANUP, OR DETOXIFICATION AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL, OR OTHER PLANS),
(C) THE LOAN PAPERS OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THEM, AND (D) ANY INDEMNIFIED PARTY'S SOLE OR CONCURRENT ORDINARY NEGLIGENCE. HOWEVER, NO INDEMNIFIED PARTY IS ENTITLED TO BE INDEMNIFIED UNDER THE LOAN PAPERS FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT. The provisions of and undertakings and indemnification in this Section 7.13 survive the satisfaction and payment of the Obligation and termination of this agreement.

SECTION 8       NEGATIVE COVENANTSSECTION 8     NEGATIVE
COVENANTSSECTION 8      NEGATIVE COVENANTSSECTION 8     NEGATIVE
COVENANTS. Until all Obligation is fully paid and performed -- unless Borrowers receive a prior written consent to the contrary by Lender -- Borrowers jointly and severely covenant and agree as follows:

8.1 Taxes.1 Taxes.1 Taxes.1 Taxes. No KPP Company or Restricted Subsidiary may use any portion of the proceeds of any Borrowing to pay the wages of employees unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

8.2     [INTENTIONALLY BLANK]8.2        [INTENTIONALLY BLANK].2
        [INTENTIONALLY BLANK].2 [INTENTIONALLY BLANK].

8.3 Employee Plans.3 Employee Plans.3 Employee Plans.3 Employee Plans. Except where a Material Adverse Event would not result, no event or circumstance described in Section 6.11 may exist or occur.

8.4     Funded Debt8.4  Funded Debt.4   Funded Debt.4   Funded Debt.  No KPP
Company or Restricted Subsidiary may create, incur, of suffer to exist any Funded Debt except the following:

(a) Funded Debt evidenced by the Notes, the Notes under the Chase Credit Agreement, Series Notes, and Series Guaranties;

(b) other Funded Debt of the KPP Companies outstanding on the "Series B Closing Date" described in Schedule 5 to the Note Agreements as in effect on the date of this agreement (including any amendments and modifications of that Funded Debt, but excluding any amendment, modification, renewal, extension, or refunding of that Funded Debt that has the effect of extending its final maturity or increasing its principal amount); and


(c) other Funded Debt of any KPP Company or any Restricted Subsidiary so long as -- at the time of, and immediately after giving effect to, the incurrence of (including any amendments and modifications of, but excluding any amendment, modification, renewal, extension, or refunding that has the effect of extending the final maturity or increasing the principal amount of) it and immediately after giving effect to the concurrent application of any proceeds of it to retire other Funded Debt -- (i) no Default or Potential Default exists and (ii) the ratio of KPP's consolidated Funded Debt to its consolidated EBITDA does not equal or exceed 3.15 to 1.00, with (A) EBITDA being determined for a 12-calendar-month period ending no more than three months before the date on which that KPP Company or Restricted Subsidiary incurs that other Funded Debt and (B) Funded Debt being determined as of the date of the incurrence of the Funded Debt for which the calculation in this clause (c) is being made.

8.5     Liens8.5        Liens.5 Liens.5 Liens.

(a) No KPP Company or Restricted Subsidiary may (i) create, assume, or otherwise incur or suffer to exist any Lien upon -- or, whether by Transfer to any other KPP Company or Restricted Subsidiary or otherwise, subject to the priority payment of any obligations, indebtedness, or claim other than the Obligation -- any present, future, real, personal, tangible, or intangible assets (including, without limitation, stock or other securities) of any KPP Company or Restricted Subsidiary, whether now owned or acquired in the future, or any income or profits from any of those assets, (ii) own or acquire or agree to acquire any of those assets subject to or encumbered by any Lien, or (iii) suffer to exist any obligations, indebtedness, or claim of any KPP Company or Restricted Subsidiary or claims or demands against any KPP Company or Restricted Subsidiary, which obligations, indebtedness, claims, or demands, if unpaid, would (in the hands of the holder of any of them, any guarantor of any of them, or any Person who has any Right or obligation to purchase any of them), by law or upon bankruptcy or insolvency or otherwise, be given any priority whatsoever over that KPP Company's or Restricted Subsidiary's general creditors.

(b) The restrictions in clause (a) above neither (i) apply to Lender Liens or other Liens under the Security Documents which are subject to the Intercreditor Agreement, nor (ii) prevent:

(A) any Lien existing on the "Series B Closing Date" described on Schedule 5 to the Note Agreements as in effect on the date of this agreement that secure Funded Debt permitted under Section 8.4(b) and renewals, extensions, and refundings of that Funded Debt permitted under Section 8.4(c) but not extensions of those Liens to cover any additional assets; or

(B) any Lien that is incidental to the normal conduct of business or ownership of assets by any KPP Company or Restricted Subsidiary so long as that Lien does not secure Debt and does not materially impair the use of those assets in the operation of that KPP Company's or Restricted Subsidiary's businesses; or


(C) any (i) Lien for Taxes not yet due and payable or the nonpayment of which is permitted by Section 7.5, (ii) survey exceptions, encumbrances, easements, or reservations of, or Rights of others for, Rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, and Rights of eminent domain so long as all of the foregoing do not collectively have a material-adverse effect on any assets of any KPP Company or Restricted Subsidiary or materially impair their use in the operation of its businesses, or (iii) mechanic's Liens and materialman's Liens for services or materials for which payment is not yet due and payable and which do not materially impair the use by any KPP Company or Restricted Subsidiary in the operation of its businesses; or

(D) any Lien in respect of assets acquired by a KPP Company or Restricted Subsidiary after the date of this agreement to secure Debt assumed or incurred to finance all or any part of the purchase price so long as that Lien (1) must at all times apply solely to the assets so acquired and any improvements on them that become fixtures or accessions to them, (2) secures only a principal amount of Debt that never exceeds the lesser of either the fair market value of the acquired assets at the time of their acquisition or the cost of those assets,
(3) must be either existing at the time of the acquisition or created within 120 days after the time of the acquisition, and (4) secures only Debt permitted by
Section 8.4 at the time the Debt is incurred; or

(E) any of the following Liens if (1) the validity, applicability or amount of it is being contested in good faith and by appropriate and lawful proceedings diligently conducted, (2) the KPP Company or Restricted Subsidiary in question has set aside on its books, reserves for it that are deemed adequate in its reasonable opinion, (3) levy and execution of that Lien continue to be stayed,
(4) it covers any Collateral and is subordinate to the Lender Liens, and (5) all such Liens do not collectively materially detract from the value of the property of the KPP Company or Restricted Subsidiary in question or materially impair the use of that property in the operation of its business: (a) All claims and Liens of mechanics, materialmen, warehousemen -- other than those described in Section 8.5(b)(ii)(C)(iii), and (b) adverse judgments or orders on appeal for the payment of money not in excess of the total amount of $25,000,000; or

(F)     any Lien securing Qualifying Debt; or

(G) any Lien on assets that are not  Collateral  and securing Debt  permitted by
Section 8.4 so long as the total amount of Debt so secured never exceeds 10% of KPP's consolidated partners' capital.

8.6 Affiliate Transactions8.6 Affiliate Transactions.6 Affiliate Transactions.6 Affiliate Transactions. No KPP Company or Restricted Subsidiary may engage in any transaction with an Affiliate on terms less favorable to it than would have been obtainable in arm's length dealing in the ordinary course of business with a Person not an Affiliate.

8.7 Compliance with Laws and Documents.7 Compliance with Laws and Documents.7 Compliance with Laws and Documents.7 Compliance with Laws and Documents. No KPP Company or Restricted Subsidiary may (a) violate the provisions of any Laws applicable to it or of any Material Agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, or (b) violate, repeal, replace, or amend any provision of its certificate or agreement of limited partnership, certificate or articles of incorporation, or bylaws (as applicable).

8.8 Loans, Advances, and Investments.8 Loans, Advances, and Investments.8 Loans, Advances, and Investments.8 Loans, Advances, and Investments. No KPP Company or Restricted Subsidiary may make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, except (a) as permitted by Sections 8.9 or 8.11 or (b) Permitted Investments.


8.9 Distributions.9 Distributions.9 Distributions28.9 Distributions. No KPP Company or Restricted Subsidiary may enter into or permit to exist any arrangement or agreement that prohibits it from paying Distributions to its equity holders -- other than this agreement, the Chase Credit Agreement, the Chase Revolving Note, the Note Agreements, and its charter documents in effect as of the date of this agreement -- and neither KPP nor Borrower KPOP may declare, make, or pay any Distribution:

(a) if it would violate the KPP Partnership Agreement or Borrower KPOP Partnership Agreement or a Default or Potential Default is continuing; or

(b) for (i) Borrower KPOP, the total Distributions paid by it in any calendar quarter would exceed 100% of the "Borrower Available Cash" for the calendar quarter immediately preceding the quarter in which those Distributions are paid, or (ii) KPP, the total Distributions paid by it in any calendar quarter would exceed the "KPP Available Cash" that constitutes "Cash from Operations" or "Cash from Interim Capital Transactions" for the calendar quarter immediately preceding the quarter in which those Distributions are paid.

For purposes of this Section 8.9 only:

Borrower Available Cash means, with respect to any calendar quarter (i) the sum of (a) all cash receipts of Borrower KPOP during that quarter from all sources, plus (b) any reduction in reserves established in prior quarters, minus (ii) the sum of (aa) all cash disbursements of Borrower KPOP during that quarter, including, without limitation, disbursements for operating expenses, debt service (including the payment of principal, premium, and interest), capital expenditures, and contributions, if any, to any Subsidiary (but excluding all cash Distributions by Borrower KPOP), plus (bb) any reserves established in that quarter in such amounts as KPC determines in its reasonable discretion to be necessary or appropriate to provide for the proper conduct of Borrower KPOP's business (including reserves for future capital expenditures), plus (cc) any other reserves established in that quarter in such amounts as KPC determines in its reasonable discretion to be necessary because the Distribution of those amounts would be prohibited by applicable Law or by any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which Borrower KPOP is a party or by which it is bound or its assets are subject. For purposes of this definition, notwithstanding the foregoing, "Borrower Available Cash" may not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of Borrower KPOP.

Cash from Interim Capital Transactions means, on any day, the amount of KPP Available Cash that KPC determines to be Cash from Interim Capital Transactions in accordance with Section 5.3 of the KPP Partnership Agreement.


Cash from Operations means, on any day before commencement of the dissolution and liquidation of KPP -- on a cumulative basis -- the sum of (a) the sum of all cash receipts of KPP plus $3,526,000 -- including Distributions of cash received from Borrower KPOP and excluding any cash proceeds from any Interim Capital Transactions or Terminating Capital Transactions during the period since the commencement of operations by KPP through that day -- minus (b) the sum of (i) all cash operating expenditures of KPP during that period, including, without limitation, Taxes on KPP as an entity or Taxes paid by KPP on behalf of, or amounts withheld with respect to, all (but not less than all) of its unitholders, if any, plus (ii) all cash debt service payments of KPP during that period -- other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness (provided that any payment or prepayment of principal, whether or not then due, must be determined at the election and in the discretion of KPC, to be refunded or refinanced by any indebtedness incurred or to be incurred by KPP simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of that indebtedness so incurred), plus (iii) all cash capital expenditures of KPP during that period -- other than (A) Expansive Capital Expenditures and (B) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions -- plus
(iv) an amount equal to revenues collected pursuant to a rate increase that are subject to possible refund, plus (v) any additional reserves outstanding as of that day which KPP determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (i) through (iii) above, plus (vi) any reserves that KPC determines in its reasonable discretion to be necessary or appropriate to provide funds for Distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and of the interest attributable to the general partner interest in Borrower KPOP. For purposes of this definition, Taxes paid by KPP on behalf of less than all of its unitholders may not be considered cash operating expenditures of KPP which reduce "Cash from Operations."

Expansive Capital Expenditures means cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) of the assets of KPP or Borrower KPOP, taken as a whole, from the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time maintenance) existing immediately before those capital expenditures. For purposes of this definition, when cash capital expenditures are made in part to increase the throughput or deliverable capacity or terminaling capacity of the assets of KPP, taken as a whole, and in part for other purposes, KPP's good-faith allocation thereof between the portion increasing capacity and the portion for other purposes is conclusive.

Interim Capital Transaction means (a) borrowing and sales of debt securities (other than for working capital purposes and items purchased on open account in the ordinary course of business) by KPP or Borrower KPOP, (b) sales of interest in KPP by KPP or Borrower KPOP, and (c) sales or other voluntary or involuntary dispositions of any assets of KPP or Borrower KPOP, other than (i) sales or other disposition of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets including receivables and accounts, or (iii) sales or other dispositions of assets as a part of normal retirements or replacements -- in each case before the commencement of the dissolution and liquidation of KPP.


KPP Available  Cash means,  with respect to any calendar  quarter (a) the sum of
(i) all cash receipts of KPP during that quarter from all sources (including Distributions of cash received from Borrower KPOP) plus (ii) any reduction in reserves established in prior quarters, minus (b) the sum of (i) all cash disbursements of KPP during that quarter, including, without limitation, disbursements for operating expenses, Taxes on KPP as an entity or paid by KPP on behalf of, or amounts withheld with respect to, all (but not less than all) of its unitholders, if any, debt service (including the payment of principal, premium, and interest), capital expenditures, and contributions, if any, to a subsidiary corporation or partnership (but excluding all cash Distributions to its partners), plus (ii) any reserves established in that quarter in such amounts as KPC determines in its reasonable discretion to be necessary or appropriate (A) to provide for the proper conduct of KPP's business (including reserves for future capital expenditures) or (B) to provide funds for
Distributions with respect to any one or more of the next four calendar quarters, plus (iii) any other reserves established in that quarter in such amounts as KPC determines in its reasonable discretion to be necessary because the Distribution of such amounts would be prohibited by applicable Law or by any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which KPP is a party or by which it is bound or its assets are subject. For purposes of this definition, Taxes paid by KPP on behalf of, or amounts withheld with respect to, less than all of KPP's unitholders may not be considered cash disbursements of KPP which reduce "KPP Available Cash," and, notwithstanding the foregoing, "KPP Available Cash may not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of KPP.

Terminating Capital Transaction means any sale or other disposition of assets of KPP or Borrower KPOP following commencement of the dissolution and liquidation of KPP or Borrower KPOP.

8.10 Asset Transfers.10 Asset Transfers.10 Asset Transfers.10 Asset Transfers. No KPP Company or Restricted Subsidiary may Transfer any of its assets, issue or sell shares of its capital stock or its partnership units, or Transfer any capital stock or partnership units of a Restricted Subsidiary other than the following:

(a) a Transfer in the ordinary course of business (including any Transfer of obsolete or worn-out assets);

(b)     a Transfer pursuant to a transaction permitted under Section 8.11;

(c) a Transfer and lease-back of any property within 180 days following the acquisition of the property so long as no Default or Potential Default exists at the time of and after giving effect to that transaction;

(d) a Transfer at the time of which and immediately after giving effect to which
(i) the Transfer is for fair market value and in the best interests of the Person making it, (ii) no Default or Potential Default exists or would exist after giving effect to it, or (iii) all such Transfers which are to be treated as "Permitted Transfers" under this clause (d) in any fiscal year consist of assets or of capital stock of a KPP Subsidiary that do not have a total book value (or total fair market value, whichever is higher) -- determined with regard to each such asset or such capital stock at the time the same is Transferred -- of more than 10% of KPP's consolidated partners' capital as of the end of the immediately preceding fiscal year;

(e) a Transfer for cash so long as, within one year from the date of the Transfer, the KPP Companies or their Subsidiaries use the full amount of the proceeds received from the Transfer, net of all expenses of the KPP Companies or their Subsidiaries incurred in connection with it, either (1) to acquire assets used in the storage, terminaling, pipeline, and transportation business, (2) to pay Funded Debt of the KPP Companies, or (3) any combination of the two;

(f) a Transfer to any other KPP Company or wholly owned Restricted Subsidiary;

(g) issuance or sale of its capital stock to another KPP Company or wholly owned Restricted Subsidiary;

(h) new issuances of limited partnership units of KPP in exchange for cash or property representing fair consideration in the determination of the Board of Directors of KPC;

(i) a merger or consolidation that complies with the provisions of Section 8.11; or

(j) a contribution of capital stock of a Restricted Subsidiary to a joint venture so long as, following that contribution, an additional $1 of Funded Debt could be incurred under Section 8.4.

8.11 Dissolutions, Mergers, and Consolidations.11 Dissolutions, Mergers, and Consolidations.11 Dissolutions, Mergers, and Consolidations28.11 Dissolutions, Mergers, and Consolidations. No KPP Company or Restricted Subsidiary may liquidate, wind up, or dissolve or merge or consolidate with any other Person other than:

(a) a Subsidiary of KPP may be merged into or consolidated with another KPP Company or wholly owned Subsidiary of KPP so long as (i) Borrower KPOP is the surviving Person if it is involved, or (ii) otherwise, a KPP Company or a wholly owned Subsidiary of KPP (which must be a Restricted Subsidiary if one is involved in the merger or consolidation) is the surviving Person; and

(b) a KPP Company or Restricted Subsidiary may merge or consolidate with another corporation, partnership, or limited liability company (other than KSI or KPC) so long as (i) both before and immediately after the merger or consolidation, no Default or Potential Default exists, (ii) following the merger or consolidation. the successor company is Borrower KPOP (if it is involved) or otherwise a KPP Company or a Restricted Subsidiary that is Solvent and maintains substantially all of its assets in the United States of America, (iii) following the merger or consolidation, an additional $1 of Funded Debt could be incurred under Section 8.4(c), and (iv) immediately before the merger or consolidation, Lender receives a certificate of Responsible Officer of KPP certifying that the merger or consolidation complies with all requirements of this Section 8.11.

8.12 Assignment.12 Assignment.12 Assignment.12 Assignment. No KPP Company may assign or transfer any of its Rights, duties, or obligations under any of the Loan Papers except as a result of a merger or consolidation permitted under
Section 8.11, in which case the assignment or transfer of the Rights, duties, and obligations of the non-surviving KPP Company is permitted if the survivor assumes in writing all Rights, duties, and obligations of the non-surviving KPP Company under the Loan Papers.

8.13 Fiscal Year and Accounting Methods.13 Fiscal Year and Accounting Methods.13 Fiscal Year and Accounting Methods.13 Fiscal Year and Accounting Methods. No KPP Company or Restricted Subsidiary may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

8.14 New Businesses8.14 New Businesses.14 New Businesses.14 New Businesses. No KPP Company or Restricted Subsidiary may engage in any business except the businesses in which they are presently engaged and any other reasonably related business.

8.15 Government Regulations.15 Government Regulations.15 Government Regulations.15 Government Regulations. No KPP Company or Restricted Subsidiary may conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law (other than Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System) that regulates the incurrence of Debt.


SECTION 9       FINANCIAL COVENANTSSECTION 9    FINANCIAL
COVENANTSSECTION 9      FINANCIAL COVENANTSSECTION 9    FINANCIAL
COVENANTS. Until all Obligation is fully paid and performed -- unless Borrowers receive a prior written consent to the contrary by Lender -- Borrowers jointly and severally covenants and agrees as follows:

9.1     Current Ratio9.1        Current Ratio.1 Current Ratio.1 Current Ratio.
The ratio of the current liabilities (excluding current maturities of Funded Debt and Distributions permitted by this agreement that have been declared but not yet paid) of the KPP Companies and their Subsidiaries to their current assets may never exceed 1.00 to 1.00.

9.2 Tangible Net Worth9.2 Tangible Net Worth.2 Tangible Net Worth.2 Tangible Net Worth. The Tangible Net Worth of the KPP Companies and their Subsidiaries may never be less than the sum of (a) $70,000,000 plus (b) if contributed to Borrower KPOP by KPP, 100% of the net cash proceeds (i.e., the gross cash proceeds less usual and customary costs and expenses related to the offering) received by KPP upon its issuance of partner interests of any kind.

9.3 Leverage Ratio.3 Leverage Ratio.3 Leverage Ratio.3 Leverage Ratio. The ratio of the total Debt of the KPP Companies and their Subsidiaries on the last day of any fiscal quarter to their EBITDA for the four-consecutive quarters ending on that last day may never exceed 3.15 to 1.00.

9.4 Fixed Charges Coverage Ratio.4 Fixed Charges Coverage Ratio.4 Fixed Charges Coverage Ratio.4 Fixed Charges Coverage Ratio. For any four-consecutive-quarterly period, the ratio of the amount in clause (a) below to the amount in clause (b) below may never be less than 1.25 to 1.00:

(a) The sum (without duplication) of EBITDA of the KPP Companies and their Subsidiaries plus (to the extent actually deducted in calculating net income feature of EBITDA) cash operating lease payments.

(b) The sum (without  duplication) of the KPP Companies' and their Subsidiaries'
(i) cash interest payments on Debt (including the interest portion of capitalized leases), plus (ii) cash operating lease payments, plus (iii) scheduled cash payments of Funded Debt, plus (iv) cash payments of capital expenditures.

SECTION 10 DEFAULTSECTION 10 DEFAULTSECTION 10 DEFAULTSECTION 10 DEFAULT. The term "Default" means the occurrence of any one or more of the following events:

10.1 Obligation.1 Obligation.1 Obligation.1 Obligation. The failure or refusal of (a) either Borrower to make any interest payment owed by it within three Business Days after it becomes due and payable under the Loan Papers or (b) any KPP Company to pay any other part of the Obligation after it becomes due and payable under the Loan Papers.

10.2 Covenants.2 Covenants.2 Covenants.2 Covenants. The failure or refusal of either Borrower (and, if applicable, any other KPP Company) to punctually and properly perform, observe, and comply with any other covenant, agreement, or condition contained in any Loan Paper -- other than the covenants to pay the Obligation -- and that failure or refusal is in respect of a covenant, agreement, or condition (a) in Section 4.2, (b) in either Section 8 or Section 9 and it continues for 30 days, or (c) elsewhere in any Loan Paper and it continues for 30 days after the earlier of either (i) any KPP Company receives notice of it or (ii) any Responsible Officer of any KPP Company otherwise obtains knowledge of it.


10.3 Debtor Relief.3 Debtor Relief.3 Debtor Relief.3 Debtor Relief. Any KPC Company (a) is not Solvent, (b) fails to pay its Debts generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Lender granted in the Loan Papers (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing).

10.4    Misrepresentation.4     Misrepresentation.4     Misrepresentation.4
        Misrepresentation. Any material representation or warranty made by any party (other than Lender) contained in any Loan Paper at any time proves to have been materially incorrect when made.

10.5 Judgments and Attachments.5 Judgments and Attachments.5 Judgments and Attachments.5 Judgments and Attachments. Any KPP Company or Restricted Subsidiary fails, within 60 days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000 (or the Sterling equivalent) (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against any KPP Company's or Restricted Subsidiary's assets having a value (individually or collectively) of $5,000,000 (or the Sterling equivalent), which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

10.6 Certain Debt10.6 Certain Debt.6 Certain Debt.6 Certain Debt. (a) A payment Default occurs under the Chase Credit Agreement, and the applicable grace period has expired; (b) any other Default occurs under the Chase Credit Agreement that has not been cured or permanently waived before expiration of the applicable grace period; (c) a payment Event of Default occurs under any Note Agreement, and the applicable grace period under that Note Agreement has expired; (d) any other Event of Default occurs under any Note Agreement that has not been cured or permanently waived before expiration of the applicable grace period under that Note Agreement; (e) a payment Event of Default occurs under the Chase Revolving Note, and the applicable grace period under the Chase Revolving Note has expired; (f) any other Event of Default occurs under the Chase Revolving
Note that has not been cured or permanently waived before expiration of the applicable grace period under the Chase Revolving Note; or (g) the occurrence and continuance of any Event of Default as defined in the Intercreditor Agreement.

10.7 Default Under Other Agreements.7 Default Under Other Agreements.7 Default Under Other Agreements.7 Default Under Other Agreements. (a) Any KPP Company or Restricted Subsidiary fails to pay when due (after lapse of any applicable grace period) any Debt in excess (individually or collectively) of $5,000,000; (b) any default exists under any agreement to which a KPP Company or Restricted Subsidiary is a party, the effect of which is to cause, or to permit any Person (other than a KPP Company or Restricted Subsidiary) to cause, an amount in excess (individually or collectively) of $5,000,000 to become due and payable by any KPP Company or Restricted Subsidiary before its stated maturity, and such default is not cured or amount is not paid, as the case may be, within the required time period under the applicable agreement; or (c) any Debt in excess (individually or collectively) of $5,000,000 is declared to be due and payable or required to be prepaid by any KPP Company or Restricted Subsidiary before its stated maturity.

10.8 Validity and Enforceability of Loan Papers.8 Validity and Enforceability of Loan Papers.8 Validity and Enforceability of Loan Papers.8 Validity and Enforceability of Loan Papers. Except in accordance with its terms or as otherwise expressly permitted by this agreement, any Loan Paper, at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested by any party (other than Lender) to any Loan Paper, if party thereto, or any party (other than Lender) denies that it has any further liability or obligations under any Loan Paper to which it is a party.

10.9 Change of Control.9 Change of Control.9 Change of Control.9 Change of Control. KPC fails to be the sole general partner of KPP and Borrower KPOP or KPP fails to be the sole limited partner of Borrower KPOP.


10.10 KPC Merger or Consolidation.10 KPC Merger or Consolidation.10 KPC Merger or Consolidation.10 KPC Merger or Consolidation. Whether it is the survivor or not, KPC is merged into or consolidated with KSI.

SECTION 11      RIGHTS AND REMEDIESSECTION 11   RIGHTS AND
REMEDIESSECTION 11      RIGHTS AND REMEDIESSECTION 11   RIGHTS AND
REMEDIES.

11.1 Remedies Upon Default.1 Remedies Upon Default.1 Remedies Upon Default.1 Remedies Upon Default.

(a) If a Default exists under Section 10.3, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

(b) If any Default exists, Lender may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) reduce any claim to judgment; (iii) to the extent permitted by Law, exercise the Rights of offset or banker's Lien against the interest of any KPP Company in and to every account and other property of any KPP Company that are in the possession of Lender to the extent of the full amount of the Obligation; and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of Texas, or any other applicable jurisdiction.

11.2 KPP Company Waivers. .2 KPP Company Waivers. .2 KPP Company Waivers. .2 KPP Company Waivers. To the extent permitted by Law, each KPP Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

11.3    Performance by Lender.3 Performance by Lender.3 Performance by
Lender.3 Performance by Lender. If any covenant, duty, or agreement of any KPP Company is not performed in accordance with the terms of the Loan Papers, Lender may, while a Default exists, at its option, perform or attempt to perform that covenant, duty, or agreement on behalf of that KPP Company (and any amount expended by Lender in its performance or attempted performance is payable by the KPP Companies, jointly and severally, to Lender on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Lender's expenditure until paid). However, Lender does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any KPP Company. Lender shall promptly notify Borrowers of any action taken under this Section 11.3.

11.4 Not in Control.4 Not in Control.4 Not in Control.4 Not in Control. None of the covenants or other provisions contained in any Loan Paper shall, or shall be deemed to, give Lender the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of any KPP Company; the power of Lender is limited to the Right to exercise the remedies provided in this Section 11.

11.5 Course of Dealing.5 Course of Dealing.5 Course of Dealing.5 Course of Dealing. The acceptance by Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Lender in exercising any Right under the Loan Papers will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Papers or otherwise.


11.6 Cumulative Rights.6 Cumulative Rights.6 Cumulative Rights.6 Cumulative Rights. All Rights available to Lender under the Loan Papers are cumulative of and in addition to all other Rights granted to Lender at law or in equity, whether or not the Obligation is due and payable and whether or not Lender have instituted any suit for collection, foreclosure, or other action in connection with the Loan Papers.

11.7 Application of Proceeds.7 Application of Proceeds.7 Application of Proceeds.7 Application of Proceeds. Any and all proceeds ever received by Lender from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.

11.8 Diminution in Value of Collateral.8 Diminution in Value of Collateral.8 Diminution in Value of Collateral.8 Diminution in Value of Collateral. Lender has no liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or hereafter securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

11.9    Certain Proceedings11.9 Certain Proceedings.9   Certain Proceedings.9
        Certain Proceedings. Borrowers shall promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Lender reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Papers. Because Borrowers agree that Lender's remedies at Law for failure of Borrowers to comply with the provisions of this paragraph would be inadequate and that that failure would not be adequately compensable in damages, Borrowers agree that the covenants of this paragraph may be specifically enforced.

11.10   Judgment Currency11.10  Judgment Currency.10    Judgment
Currency.10 Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount due under any Loan Paper from a currency (the "original currency") into another currency (the "other currency"), then the rate of exchange used shall be that at which Lender (in accordance with normal banking procedures) could purchase the original currency with the other currency at its principal office in Atlanta, Georgia, two Business Days before the day on which final judgment is given.

(a) Each Borrower's obligation for any amount due in the original currency from it to Lender under any Loan Paper shall (notwithstanding any judgment in any other currency) be discharged only if and to the extent that -- on the Business Day following the day on which Lender receives any amount adjudged to be so due in the other currency -- Lender is able (in accordance with normal banking procedures) to purchase the same amount of the original currency with the other currency as the amount that Lender could have purchased two Business Days before the day on which the final judgment referred to above is given.

(b) If the amount of the original currency so purchased under clause (a) above by Lender is less than the amount of the original currency that Lender could have so purchased, then Borrowers jointly and severally shall (as a separate obligation and notwithstanding any such judgment) remit the deficiency to Lender.

(c) If the amount of the original currency so purchased under clause (a) above exceeds the amount of the original currency that Lender could have so purchased, then Lender shall remit that excess to the relevant Borrower.

SECTION 12      MISCELLANEOUSSECTION 12 MISCELLANEOUSSECTION 12
        MISCELLANEOUSSECTION 12 MISCELLANEOUS.


12.1 Nonbusiness Days.1 Nonbusiness Days.1 Nonbusiness Days.1 Nonbusiness Days. Any payment or action that is due under any Loan Paper on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Rate Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

12.2    Communications.2        Communications.2        Communications.2
        Communications. Unless otherwise stated, when a Loan Paper requires or permits any consent, approval, notice, request, or demand from one party to another, it must be written and is deemed given:

o if by telecopy, when transmitted to the appropriate telecopy number (but, without affecting the date deemed given, a telecopy communication must be promptly confirmed by telephone);

o if by mail, on the third Business Day after enclosed in a properly addressed, stamped, and sealed envelope deposited in the appropriate official postal service; and

o       if by other means, when actually delivered.

Until changed by notice, the address and telecopy number are stated for each Borrower and Lender, beside their names on the signature page below.

12.3 Form and Number of Documents.3 Form and Number of Documents.3 Form and Number of Documents.3 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this agreement must be satisfactory to Lender and its counsel.

12.4 Exceptions to Covenants.4 Exceptions to Covenants.4 Exceptions to Covenants.4 Exceptions to Covenants. No party to a Loan Paper may take or fail to take any action that is permitted as an exception to any of the covenants contained in any Loan Paper if that action or omission would result in the breach of any other covenant contained in any Loan Paper.

12.5 Survival.5 Survival.5 Survival.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Papers survive all closings under the Loan Papers and, except as otherwise indicated, are not affected by any investigation made by any party.

12.6    Governing Law.6 Governing Law.6 Governing Law.6 Governing
Law. The Laws (other than conflict-of-laws provisions) of the State of Texas and of the United States of America govern the Rights and duties of the parties to the Loan Papers and the validity, construction, enforcement, and interpretation of the Loan Papers.

12.7 Invalid Provisions.7 Invalid Provisions.7 Invalid Provisions.7 Invalid Provisions. Any provision in any Loan Paper held to be illegal, invalid, or unenforceable is fully severable; the appropriate Loan Paper shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Lender, Borrowers, and each other party to the affected Loan Paper shall negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.


12.8 Venue; Service of Process; Jury Trial.8 Venue; Service of Process; Jury Trial.8 Venue; Service of Process; Jury Trial.8 Venue; Service of Process; Jury Trial. EACH PARTY TO ANY LOAN PAPER, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND PERMITTED ASSIGNS, (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS, (b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF DALLAS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, (e) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN PAPER ARISING OUT OF OR IN CONNECTION WITH THE LOAN PAPERS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS, AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN PAPER. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Borrower acknowledges that these waivers are a material inducement to Lender's agreement to enter into a business relationship, that Lender has already relied on these waivers in entering into this agreement, and that Lender will continue to rely on each of these waivers in related future dealings. Each Borrower further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 12.8 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, AND REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN PAPER. In the event of Litigation, this agreement may be filed as a written consent to a trial by the court.

12.9  Amendments,  Consents,  Conflicts,  and  Waivers.9  Amendments,  Consents,
Conflicts,  and  Waivers.9  Amendments,   Consents,   Conflicts,  and  Waivers.9
Amendments, Consents, Conflicts, and Waivers.

(a) This agreement may be amended only by an instrument in writing executed by Borrowers and Lender and supplemented only by documents delivered or to be delivered in accordance with the express terms of this agreement, and (ii) the other Loan Papers may only be the subject of an amendment, modification, or waiver that has been approved by Lender and the Person(s) party to those other Loan Papers.

(b) Any conflict or ambiguity between the terms and provisions of this agreement and terms and provisions in any other Loan Paper is controlled by the terms and provisions of this agreement.

(c) No course of dealing or any failure or delay by Lender or any of its Representatives with respect to exercising any Right of Lender under this agreement operates as a waiver thereof. A waiver must be in writing and signed by Lender to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

12.10 Multiple Counterparts.10 Multiple Counterparts.10 Multiple Counterparts.10 Multiple Counterparts. Any Loan Paper may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart.

12.11 Successors and Assigns; Syndication12.11 Successors and Assigns; Syndication.11 Successors and Assigns; Syndication.11 Successors and Assigns; Syndication. Each Loan Paper binds and inures to the benefit of the parties thereto, any intended beneficiary thereof, and each of their respective successors and permitted assigns. Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber the Obligation. Should Lender ever elect to syndicate any of the Term Loans among one or more other lenders, Borrowers covenant and agree to perform those acts and duly authorize, execute, acknowledge, deliver, file, and record an amendment to this agreement, replacement notes, and such other additional documents and certificates as Lender may request in order to accomplish that syndication with Lender as the agent for itself and those other lenders.

12.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.12 Discharge Only Upon Payment in Full; Reinstatement in Certain
Circumstances.12  Discharge Only Upon Payment in Full;  Reinstatement in Certain
Circumstances.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Person's obligations under the Loan Papers remain in full force and effect until the Obligation is paid in full (except for provisions under the Loan Papers expressly intended to survive payment of the Obligation and termination of the Loan Papers). If at any time any payment of the principal of or interest on any Note or any other amount payable by any KPP Company or any other obligor on the Obligation under any Loan Paper is rescinded or must be restored or returned upon the insolvency, bankruptcy, or reorganization of any Person or otherwise, the obligations of each Person under the Loan Papers with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

12.13 Entirety.13 Entirety.13 Entirety.13 Entirety. THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN BORROWERS AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        REMAINDER OF PAGE INTENTIONALLY BLANK.
        SIGNATURE PAGES FOLLOW.

EXECUTED as of the date first stated in this Credit Agreement.


Kaneb Pipe Line Operating Partnership, L.P.
c/o Kaneb Pipe Line Company
2435 North Central Expressway, Suite 700
Richardson, TX 75080
Attn:   Edward D. Doherty, Chairman
Telephone:      972-699-4013
Telecopy:       972-699-1894


KANEB PIPE LINE OPERATING
PARTNERSHIP, L.P., as a Borrower

By      KANEB PIPE LINE COMPANY,
General Partner


By
Edward D. Doherty,
Chairman



ST Services, Ltd.


Attn:                                   ,

Telephone:
Telecopy:


ST SERVICES, LTD., as a Borrower


By
Name:
Title:


SunTrust Bank, Atlanta
25 Park Place
24th Floor, MC-120
Atlanta, GA 30303
Attn:   John A. Fields, Jr., Vice President
Telephone:      404-724-3667
Telecopy:       404-827-6270


SUNTRUST BANK, ATLANTA, as
Lender


By
John A. Fields, Jr., Vice President


By
Name:
Title: